Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208092

PROSPECTUS

Outfront Media Capital LLC

and

Outfront Media Capital Corporation,

wholly owned subsidiaries of

OUTFRONT Media Inc.

OFFER TO EXCHANGE

Up to $100,000,000 aggregate principal amount of 5.625% Senior Notes due 2024 for any and all outstanding 5.625% Senior Notes due 2024

The Exchange Notes

We are offering to exchange our new registered 5.625% senior notes due 2024, which we refer to as the exchange notes, for all of our outstanding unregistered 5.625% senior notes due 2024, which were issued on March 30, 2015, which we refer to as the original notes. We refer to the exchange notes and the original notes, collectively, as the notes.

The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis by OUTFRONT Media Inc. and each of its direct and indirect subsidiaries that guarantees the Senior Credit Facilities (as defined herein). We refer to each entity that guarantees the exchange notes as a “Guarantor.”

The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and the transfer restrictions and registration rights and related special interest provisions applicable to the outstanding notes will not apply to the exchange notes. The exchange notes will be part of the same series of outstanding notes and will be issued under the same indenture and supplemental indenture.

The Exchange Offer

This exchange offer is subject to customary conditions that we may waive.

All original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for an equal principal amount of the exchange notes.

The exchange notes will be exchanged for outstanding original notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Tenders of outstanding original notes may be withdrawn at any time before 9:00 a.m., New York City time, on the expiration date of this exchange offer.

We will not receive any proceeds from this exchange offer.

This exchange offer will expire at 9:00 a.m., New York City time, on December 31, 2015, unless extended.

We do not intend to list the exchange notes on any securities exchange or to seek approval through any automated quotation system, and no active public market of the exchange notes is anticipated.

You should carefully consider the risk factors beginning on page 9 of this prospectus before deciding whether to participate in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 2015.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in, or incorporated by reference into, this prospectus in connection with this exchange offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or the documents incorporated by reference herein or in our affairs since the date hereof.

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

This prospectus incorporates important business and financial information about the Company (as defined below) that is not included or delivered with this prospectus. You may obtain copies of documents that the Company files with the Securities and Exchange Commission (the “SEC”) and incorporates by reference into this prospectus free of charge, upon written or oral request, by contacting:

OUTFRONT Media Inc.

405 Lexington Avenue, 17th Floor

New York, New York 10174

Attention: General Counsel

(212) 297-6400

To obtain timely delivery of this information, you must request the information no later than December 23, 2015, which is five business days before the expiration of the exchange offer.

i

NOTICE TO INVESTORS

This prospectus and the documents incorporated by reference herein contain summaries of the terms of certain agreements that we believe to be accurate in all material respects. However, we refer you to the actual agreements for complete information relating to those agreements. All summaries of such agreements contained in, or incorporated by reference into, this prospectus are qualified in their entirety by this reference. To the extent that any such agreement is attached as an exhibit to this registration statement, we will make a copy of such agreement available to you upon request.

The exchange notes will be available in book-entry form only. The exchange notes exchanged pursuant to this prospectus will be issued in the form of one or more global certificates, which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global certificates will be shown on, and transfer of the global certificates will be effected only through, records maintained by DTC and its participants. After the initial issuance of the global certificates, notes in certificated form will be issued in exchange for global certificates only in the limited circumstances set forth in the indenture, dated as of January 31, 2014, as supplemented by the first supplemental indenture, dated as of October 1, 2014, the second supplemental indenture, dated as of October 31, 2014, and the third supplemental indenture, dated as of March 30, 2015, governing the notes, which we refer to herein as the indenture. See “Book-Entry; Delivery and Form.”

BASIS OF PRESENTATION AND CERTAIN DEFINED TERMS

Except as otherwise indicated or unless the context otherwise requires, all references in this prospectus to (i) “the Company,” “we,” “our,” “us,” “ourselves,” and “our company” mean OUTFRONT Media Inc. (formerly known as CBS Outdoor Americas Inc.), a Maryland corporation, and unless the context requires otherwise, its consolidated subsidiaries; (ii) “CBS” means CBS Corporation, a Delaware corporation, and, unless the context requires otherwise, its consolidated subsidiaries; (iii) “Finance LLC” means Outfront Media Capital LLC, a Delaware limited liability company, (iv) “Finance Corp.” means Outfront Media Capital Corporation, a Delaware corporation; (v) “the Issuers” and “the Borrowers” mean Finance Corp. and Finance LLC; (vi) “the CBS Exchange Offer” means CBS’s registered offer to exchange 97,000,000 shares of the Company’s common stock that were owned by CBS for outstanding shares of CBS Class B common stock; (vii) “the Separation” means the separation of the Company from CBS on July 16, 2014 in connection with CBS’ disposition of all of its shares of common stock of the Company in the CBS Exchange Offer; (viii) “Formation Borrowings” mean the issuance of $400.0 million aggregate principal amount of 5.250% senior notes due 2022 and $400.0 million aggregate principal amount of 5.625% senior notes due 2024 and borrowings under the Term Loan (as defined below) on January 31, 2013; (ix) “Acquisition Borrowings” mean the issuance of $150.0 million aggregate principal amount of 5.250% senior notes due 2022 and $450.0 million aggregate principal amount of 5.875% senior notes due 2025 to finance a portion of the consideration for the Acquisition (as defined below); (x) “the Acquisition” means the acquisition by the Company of certain outdoor advertising businesses of Van Wagner Communications, LLC for $690.0 million in cash, plus working capital adjustments; (xi) “REIT” means real estate investment trust; and (xii) the “E&P Purge” means the special dividend paid on December 31, 2014 to the Company’s stockholders to distribute our accumulated earnings and profits as of July 17, 2014, the date we began operating as a REIT for U.S. federal income tax purposes. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, U.S. Dollars. Unless otherwise indicated, all references in this prospectus to the “25 largest markets” in the United States and the “180 markets in the United States, Canada and Latin America” and “Nielsen Designated Marketing Areas” are based on Nielsen Media Research’s Designated Market Area rankings as of January 1, 2014.

Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

MARKET AND INDUSTRY DATA

Although we are responsible for all of the disclosures contained in this prospectus and the documents incorporated by reference herein, this prospectus and the documents incorporated by reference herein contain industry, market and competitive position data and forecasts that are based on industry publications and studies conducted by third parties. The industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that the market position, market opportunity and market size information included in, or incorporated by reference into, this prospectus is generally reliable, such information is inherently imprecise. The industry forward-looking statements included in, or incorporated by reference into, this prospectus may be materially different than actual results.

TRADEMARKS AND TRADE NAMES

This prospectus and the documents incorporated by reference herein contain references to a number of our trademarks (including service marks) that are registered trademarks or trademarks for which we have pending applications or common-law rights. Trade names, trademarks and service marks of other companies appearing in this prospectus or the documents incorporated by reference herein are the property of their respective owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents incorporated by reference herein that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “would,” “may,” “might,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “projects,” “predicts,” “estimates,” “forecast” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to our capital resources, portfolio performance and results of operations.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	Declines in advertising and general economic conditions;

•	Competition;

•	Government regulation;

•	Our inability to increase the number of digital advertising displays in our portfolio;

•	Taxes, fees and registration requirements;

•	Our ability to obtain and renew key municipal concessions on favorable terms;

•	Decreased government compensation for the removal of lawful billboards;

•	Content-based restrictions on outdoor advertising;

•	Environmental, health and safety laws and regulations;

•	Seasonal variations;

•	Acquisitions and other strategic transactions that we may pursue could have a negative effect on our results of operations;

•	Consummating the sale of our equity interests in certain of our subsidiaries, which hold all of the assets of our outdoor advertising business in Latin America, may be more difficult, costly or time consuming than expected and the anticipated benefits may not be fully realized;

•	Dependence on our management team and advertising executives;

•	The ability of our board of directors to cause us to issue additional shares of stock without stockholder approval;

•	Certain provisions of Maryland law may limit the ability of a third party to acquire control of us;

•	Our rights and the rights of our stockholders to take action against our directors and officers are limited;

•	Hedging transactions;

•	Establishing an operating partnership;

•	Asset impairment charges for goodwill;

•	Diverse risks in our international business;

•	A breach of our security measures;

•	Failure to comply with regulations regarding privacy and data protection;

•	Failing to establish in a timely manner “OUTFRONT” as an independently recognized brand name with a strong reputation;

•	The financial information included in our filings with the SEC may not be a reliable indicator of our future results;

•	Cash available for distributions;

•	Legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the Internal Revenue Service (the “IRS”);

•	Our failure to remain qualified to be taxed as a REIT;

•	REIT ownership limits;

•	REIT distribution requirements;

•	Availability of external sources of capital;

•	We may face other tax liabilities even if we remain qualified to be taxed as a REIT;

•	Complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities;

•	Our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”);

•	Our planned use of TRSs may cause us to fail to remain qualified to be taxed as a REIT;

•	Complying with REIT requirements may limit our ability to hedge effectively;

•	Failure to meet the REIT income tests as a result of receiving non-qualifying income;

•	Even if we remain qualified to be taxed as a REIT, and we sell assets, we could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT;

•	The IRS may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax;

•	Our lack of an operating history as a REIT;

•	We may not be able to engage in desirable strategic or capital-raising transactions as a result of the Separation, and we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.

•	Our substantial indebtedness;

•	Restrictions in the agreements governing our indebtedness;

•	Incurrence of additional debt;

•	Interest rate risk exposure from our variable-rate indebtedness;

•	Our ability to generate cash to service our indebtedness;

•	Our dependence on cash flow generated by our subsidiaries;

•	Defaulting on our obligations to pay our other indebtedness;

•	The exchange notes are unsecured and effectively subordinated to the Issuers’ and the Guarantors’ indebtedness under the Senior Credit Facilities (as defined below) and any other secured indebtedness of the Issuer and the Guarantors to the extent of the value of the assets securing that indebtedness;

v

•	The exchange notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become Guarantors of the exchange notes;

•	The lenders under the Senior Credit Facilities have the discretion to release the subsidiary Guarantors under the Senior Credit Facilities in a variety of circumstances;

•	Certain exceptions under the indenture governing the exchange notes permit us to make distributions to maintain our REIT status even when we could not otherwise make restricted payments under the indenture;

•	The Issuers may not be able to repurchase the notes upon a change of control repurchase event;

•	Certain corporate events may not trigger a change of control;

•	Noteholders may not be able to determine when a change of control has occurred;

•	Federal and state fraudulent transfer laws may permit a court to void the exchange notes and/or the guarantees;

•	Our guarantee of the exchange notes may not provide any additional credit support for the exchange notes;

•	Absence of an active trading market for the exchange notes;

•	A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies;

•	Many of the covenants in the indenture governing the exchange notes offered hereby will not apply during any period in which the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s;

•	You may not be able to sell your original notes if you do not exchange them for exchange notes in this exchange offer;

•	Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for exchange notes in this exchange offer;

•	Some holders who exchange their original notes may be deemed to be underwriters;

•	We will not accept your original notes if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions; and

•	The market price for the exchange notes may be volatile.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements in this prospectus and the documents incorporated herein by reference apply as of the date of this prospectus or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” in this prospectus and in our filings with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 6, 2015. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before making an investment decision to participate in this exchange offer. You should read the entire prospectus carefully, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus or incorporated by reference into this prospectus before making an investment decision to participate in this exchange offer.

Overview

We are one of the largest providers of advertising space on out-of-home advertising structures and sites across the U.S., Canada and Latin America. Our inventory consists of billboard displays, which are primarily located on the most heavily traveled highways and roadways in top Nielsen Designated Marketing Areas, and transit advertising displays with exclusive multi-year contracts with municipalities in large cities across the U.S. In total, we have displays in all of the 25 largest markets in the U.S. and over 180 markets in the U.S., Canada and Latin America. Our top market, high profile location focused portfolio includes sites such as the Bay Bridge in San Francisco, various locations along Sunset Boulevard in Los Angeles, and various sites in and around both Grand Central Station and Times Square in New York. With TAB Out of Home Ratings, we provide advertisers with the audience, in terms of size and demographic composition, that is exposed to individual displays. The combination of location and audience delivery is a relevant selling proposition for the out-of-home industry. The breadth and depth of our portfolio provides our customers with a multitude of options to address a wide range of marketing objectives from national, brand-building campaigns to hyper-local businesses that want to drive customers to their retail location “one mile down the road.”

We believe that out-of-home advertising is an attractive form of advertising as our displays are ALWAYS ON™, are always viewable and cannot be turned off, skipped or fast-forwarded, providing our customers with a differentiated advertising solution at an attractive price point relative to other forms of advertising. We also believe that out-of-home is effective as a “stand-alone” medium, and as an integral part of a multi-media campaign, where it can extend the reach and frequency of traditional media (television, radio and print) and/or reinforce digital and on-line ad messaging. In addition to leasing displays, we provide other value-added services to our customers, such as pre-campaign category research, consumer insights, creative design support and post-campaign tracking and analytics. We use a real-time mobile operations reporting system that facilitates proof of performance to customers for the majority of our business. We have a diversified base of customers across various industries.

We generally (i) own the physical billboard structures on which we display advertising copy for our customers, (ii) hold the legal permits to display advertising thereon and (iii) lease the underlying sites. These lease agreements have terms varying between one month and multiple years, and usually provide renewal options. We estimate that approximately 75% of our billboard structures in the United States are “legal nonconforming” billboards, meaning they were legally constructed under laws in effect at the time they were built, but could not be constructed under current laws. These structures are often located in areas where it is difficult or not permitted to build additional billboards under current laws, which enhances the value of our portfolio. We have a highly diversified portfolio of advertising sites. As of December 31, 2014, we had approximately 23,600 lease agreements with approximately 19,000 different landlords in the United States. A substantial number of these lease agreements allow us to abate rent and/or terminate the lease agreement in certain circumstances, which may include where the structure is obstructed, where there is a change in traffic flow and/or where the advertising value of the sign structure is otherwise impaired, providing us with flexibility in renegotiating the terms of our leases with landlords. We manage our business through two segments—United States and International.

As of July 17, 2014, we began operating as a REIT for U.S. federal income tax purposes.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges is set forth on page 19 of this prospectus.

Corporate Information

Our principal executive offices are located at 405 Lexington Avenue, 17th Floor, New York, NY 10174. Our telephone number is (212) 297-6400.

The Exchange Offer

The Exchange Offer	This is an offer to exchange, in denominations of $2,000 and multiples of $1,000 in excess thereof, exchange notes for like amounts of original notes. The exchange notes are substantially identical to the original notes, except that the exchange notes generally will be freely transferable. Based upon interpretations by the staff of the SEC set forth in no action letters issued to unrelated third parties, we believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

•	acquire the exchange notes in the ordinary course of your business;

•	are not and do not intend to become engaged in a distribution of the exchange notes;

•	are not an “affiliate” (within the meaning of the Securities Act) of ours;

•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes from us or our affiliates; and

•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes in a transaction as part of its market-making or other trading activities.

If any of these conditions are not satisfied and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. See “The Exchange Offer—Purpose of the Exchange Offer.”

Registration Rights Agreement	Under registration rights agreement applicable to the original notes, we have agreed to use our commercially reasonable best efforts to consummate the exchange offer or cause the original notes to be registered under the Securities Act to permit resales. If we are not in compliance with our obligations under the registration rights agreement, additional interest will accrue on the original notes in addition to the interest that otherwise is due on the original notes. If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no additional interest beyond the interest that otherwise is due on the original notes will be payable on the original notes. The exchange notes will not contain any provisions regarding the payment of additional interest. See “The Exchange Offer—Purpose of the Exchange Offer.”

Minimum Condition	This exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered in the exchange offer.

Expiration Date	The exchange offer will expire at 9:00 a.m., New York City time, on December 31, 2015, unless we extend it with respect to the original notes.

Exchange Date	We will accept original notes for exchange at the time when all conditions of the exchange offer are satisfied or waived. We will deliver the exchange notes promptly after we accept the original notes.

Conditions to the Exchange Offer	Our obligation to complete the exchange offer is subject to certain conditions. See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend this exchange offer at any time prior to the expiration date upon the occurrence of certain specified events.

Withdrawal Rights	You may withdraw the tender of your original notes at any time before the expiration of this exchange offer on the expiration date. Any original notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of this exchange offer.

Procedures for Tendering Original Notes	See “The Exchange Offer—How to Tender.”

United States Federal Income Tax Consequences	Your exchange of an original note for an exchange note will not constitute a taxable exchange and you will not recognize any taxable income, gain or loss upon the receipt of an exchange note pursuant to the exchange offer. See “United States Federal Income Tax Consequences.”

Effect on Holders of Original Notes	If this exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of original notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See “The Exchange Offer—Other.”

Holders of original notes who do not tender their original notes will continue to hold those original notes. All untendered, and tendered but unaccepted original notes, will continue to be subject to the transfer restrictions provided for in the original notes and the indenture. To the extent that original notes are tendered and accepted in this exchange offer, the trading market, if any, for the original notes could be adversely affected. See “Risk Factors—Risks Related to the Exchange Offer—You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer,” “Risk Factors—Risks Related to the Exchange Offer—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer” and “The Exchange Offer—Other.”

Appraisal Rights	Holders of original notes do not have appraisal or dissenters’ rights under applicable law or the indenture. See “The Exchange Offer—Terms of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer.

Exchange Agent	Deutsche Bank Trust Company Americas, the trustee under the indenture, is serving as the exchange agent in connection with this exchange offer.

Terms of the Exchange Notes

Issuers	Finance LLC and Finance Corp.

Exchange Notes	$100,000,000 aggregate principal amount of 5.625% Senior Notes due 2024.

Maturity Date	The exchange notes will mature on February 15, 2024.

Interest	The exchange notes will bear interest at rate of 5.625% per annum.

Interest Payment Dates	Interest is payable on the notes on May 15 and November 15 of each year, commencing on May 15, 2015.

At maturity, the Issuers will pay accrued and unpaid interest from the most recent date to which interest has been paid or provided for.

Guarantees	The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Company and each of its direct and indirect subsidiaries that guarantees the Senior Credit Facilities. If the Issuers cannot make payments on the exchange notes when they are due, the Guarantors must make the payments instead.

Ranking	The exchange notes and the guarantees will be the senior unsecured obligations of the Issuers and the Guarantors. The exchange notes will rank:

•	pari passu in right of payment with each Issuer’s existing and future senior indebtedness, including the Senior Credit Facilities;

•	senior in right of payment to each Issuer’s future subordinated indebtedness;

•	effectively subordinated to all secured indebtedness of each Issuer (including the Senior Credit Facilities) to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to all existing and future indebtedness and liabilities of the Issuers’ subsidiaries that do not guarantee the notes.

Each of the guarantees will rank:

•	pari passu in right of payment with each Guarantor’s existing and future senior indebtedness, including the guarantees under the Senior Credit Facilities;

•	senior in right of payment to each Guarantor’s future subordinated indebtedness;

•	effectively subordinated to all secured indebtedness of each Guarantor (including the guarantees under the Senior Credit Facilities) to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to all existing and future indebtedness and liabilities of the Guarantors’ subsidiaries (other than the Issuers in the case of the Company) that do not guarantee the notes.

As of September 30, 2015, we had consolidated secured indebtedness of approximately $800.0 million, and $425.0 million of undrawn commitments under the Senior Credit Facilities, excluding $31.1 million of letters of credit issued against the Revolving Credit Facility (as defined herein).

For financial information regarding our non-guarantor subsidiaries, see Note 19 “Condensed Consolidating Financial Information” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Optional Redemption	The Issuers may redeem some or all of the notes at any time, or from time to time, on or after February 15, 2019, at the prices and as described under the caption “Description of the Exchange Notes—Mandatory Redemption; Offers to Purchase; Other Purchases—Optional Redemption,” together with accrued and unpaid interest, if any, to the date of redemption.

Prior to February 15, 2017, the Issuers may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture, in an amount not to exceed the net cash proceeds from certain equity offerings, at a redemption price of 105.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of the notes originally issued under the indenture remains outstanding after such redemption.

In addition, the Issuers may redeem some or all of the notes at any time, or from time to time, prior to February 15, 2019, at a price equal to 100% of the principal amount of the notes to be redeemed, plus the applicable “make-whole” premium plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control Offer	If we experience a change of control accompanied by a decline in the rating of the exchange notes, each holder of such exchange notes will have the right to require us to repurchase all or any part of their exchange notes at a purchase price of 101% of the aggregate principal amount of such exchange notes, plus accrued and unpaid interest, if any, to the applicable repurchase date. See “Description of the Exchange Notes—Mandatory Redemption; Offers to Purchase; Other Purchases—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer	If the Company or its restricted subsidiaries sell assets under certain circumstances and do not apply the proceeds as provided in “Description of the Exchange Notes,” the Company or any restricted subsidiary must use the excess proceeds from such asset sales to offer to repurchase the exchange notes at a repurchase price equal to 100% of the principal amount of the exchange notes repurchased, plus accrued and unpaid interest, if any, to the applicable repurchase date. See “Description of the Exchange Notes—Mandatory Redemption; Offers to Purchase; Other Purchases—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture contains covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to:

•	incur additional indebtedness, guarantee indebtedness or issue disqualified stock or, in the case of such subsidiaries, preferred stock;

•	pay dividends on, repurchase or make distributions in respect of the Company’s or Finance LLC’s capital stock or make other restricted payments;

•	make certain investments or acquisitions;

•	sell, transfer or otherwise convey certain assets;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into agreements restricting certain subsidiaries’ ability to pay dividends or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s or its subsidiaries’ assets;

•	enter into transactions with affiliates;

•	prepay certain kinds of indebtedness; and

•	issue or sell stock of the Company’s subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under “Description of the Exchange Notes—Mandatory Redemption; Offers to Purchase; Other Purchases—Repurchase at the Option of Holders—Asset Sales” and “Description of the Exchange Notes—Certain Covenants.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer. See “Use of Proceeds.”

Risk Factors	Participating in the exchange offer involves risks. You should carefully read and consider the information set forth under “Risk Factors,” beginning on page 9, and all other information contained in, or incorporated by reference into, this prospectus before participating in the exchange offer.

RISK FACTORS

Investment in the notes involves risks. In addition to other information contained in, or incorporated by reference into, this prospectus, you should carefully consider the following factors before acquiring the notes offered by this prospectus. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in, or incorporated by reference into, this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Exchange Notes

    We have substantial indebtedness that could adversely affect our financial condition.

On January 31, 2014, Finance LLC and Finance Corp. borrowed $800.0 million under a term loan due in 2021 (the “Term Loan”), and entered into a $425.0 million Revolving Credit Facility maturing in 2019 (the “Revolving Credit Facility” and, together with the Term Loan, the “Senior Credit Facilities”), which are governed by a credit agreement, dated as of January 31, 2014 (the “Credit Agreement”). On January 31, 2014, the Borrowers also issued $400.0 million aggregate principal amount of 5.250% senior notes due 2022 and $400.0 million aggregate principal amount of 5.625% senior notes due 2024 in a private placement. In addition, on October 1, 2014, the Borrowers issued $150.0 million aggregate principal amount of 5.250% senior notes due 2022 and $450.0 million aggregate principal amount of 5.875% senior notes due 2025 in a private placement, and on March 30, 2015, the Borrowers issued $100.0 million aggregate principal amount of original notes. As of September 30, 2015, we had total indebtedness of approximately $2.3 billion (consisting of the $800.0 million Term Loan and $1.5 billion of senior unsecured notes) and undrawn commitments under the Senior Credit Facilities of $425.0 million, excluding $31.1 million of letters of credit issued against the Revolving Credit Facility.

Our level of debt could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to the exchange notes and our other debt;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of cash flow to fund acquisitions, working capital, capital expenditures, research and development efforts and other corporate purposes;

•	increasing our vulnerability to and limiting our flexibility in planning for, or reacting to, changes in the business, the industries in which we operate, the economy and governmental regulations;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	exposing us to the risk of increased interest rates as borrowings under the Senior Credit Facilities are expected to be subject to variable rates of interest;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	limiting our ability to borrow additional funds.

    The terms of the Credit Agreement and the indenture governing the exchange notes restrict our current and future operations, particularly our ability to incur debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations.

The Credit Agreement and the indenture governing the exchange notes contain a number of restrictive covenants that impose significant operating and financial restrictions on us and our subsidiaries and limit our ability to engage in actions that may be in our long-term best interests, including restrictions on our and our subsidiaries’ ability to:

•	incur additional indebtedness;

•	pay dividends on, repurchase or make distributions in respect of our capital stock;

•	make investments or acquisitions;

•	sell, transfer or otherwise convey certain assets;

•	change our accounting methods;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into agreements restricting the ability to pay dividends or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our or our subsidiaries’ assets;

•	enter into transactions with affiliates;

•	prepay certain kinds of indebtedness;

•	issue or sell stock of our subsidiaries; and

•	change the nature of our business.

In addition, the Credit Agreement has a financial covenant that requires us to maintain a Consolidated Net Secured Leverage Ratio (as defined herein). Our ability to meet this financial covenant may be affected by events beyond our control.

As a result of all of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions could hinder our ability to grow in accordance with our strategy or inhibit our ability to adhere to our intended distribution policy and, accordingly, may cause us to incur additional U.S. federal income tax liability beyond current expectations.

A breach of the covenants under the Credit Agreement or the indenture governing the exchange notes could result in an event of default under the applicable agreement. Such a default would allow the lenders under the Senior Credit Facilities and holders of the exchange notes to accelerate the repayment of such debt and may result in the acceleration of the repayment of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the Credit Agreement would also permit the lenders under the Senior Credit Facilities to terminate all other commitments to extend additional credit under the Senior Credit Facilities.

Furthermore, if we were unable to repay the amounts due and payable under the Senior Credit Facilities, those lenders could proceed against the collateral that secures such indebtedness. In the event our creditors accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness.

    Despite our substantial indebtedness level, we and our subsidiaries may be able to incur substantially more indebtedness, including secured indebtedness. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may incur significant additional indebtedness in the future, including secured indebtedness. Although the indenture governing the exchange notes and the Credit Agreement contain restrictions on the incurrence of additional indebtedness and additional liens, these restrictions will be subject to a number of qualifications and exceptions, and the additional indebtedness, including secured indebtedness, incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the exchange notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our business. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the related risks that we now face would increase.

    Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under the Senior Credit Facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remains the same, and our net income and cash flows will correspondingly decrease. At our level of indebtedness, as of September 30, 2015, each 1/8% change in interest rates on our variable rate indebtedness would have resulted in a $1.0 million change in annual estimated interest expense. This amount will increase as a result of any borrowings we make under our Revolving Credit Facility. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce future interest rate volatility. However, we may not elect to maintain such interest rate swaps with respect to any of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

    To service our indebtedness, we require a significant amount of cash and our ability to generate cash depends on many factors beyond our control.

Our ability to make cash payments on and to refinance our indebtedness, including the original notes and the exchange notes, and to fund planned capital expenditures will depend on our ability to generate significant operating cash flow in the future. Our ability to generate such cash flow is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to generate cash flow may be affected by our REIT compliance obligations and any consequences of failing to remain qualified as a REIT.

Our business may not generate cash flow from operations in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. If we cannot service our indebtedness, we may have to take actions such as refinancing or restructuring our indebtedness, selling assets or reducing or delaying capital expenditures, strategic acquisitions and investments. Such actions, if necessary, may not be effected on commercially reasonable terms or at all. Our ability to refinance or restructure our debt will depend on the condition of the capital markets and our financial condition at the applicable time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Further, the Credit Agreement and the indenture governing the exchange notes restrict our ability to undertake or use the proceeds from such measures.

    Repayment of our debt, including the exchange notes, is dependent on cash flow generated by our subsidiaries.

We conduct substantially all of our operations through our subsidiaries other than the Issuers, some of which will not be guarantors of the exchange notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the exchange notes, is dependent on the generation of cash flow by such subsidiaries and their ability to make such cash available to the Issuers, by dividend, debt repayment or otherwise. Unless they are guarantors of the exchange notes or our other indebtedness, such subsidiaries do not have any obligation to pay amounts due on the exchange notes or our other indebtedness or to make funds available for that purpose. These subsidiaries may not be able to, or may not be permitted to, make distributions to enable the Issuers to make payments in respect of our indebtedness, including the exchange notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit the Issuers’ ability to obtain cash from such subsidiaries. While the indenture governing the exchange notes and the Credit Agreement limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we or the Issuers do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the exchange notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial condition and results of operations and our ability to satisfy our obligations under the exchange notes.

    If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including our Senior Credit Facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the exchange notes. In addition, if we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness (including covenants in the Credit Agreement and the indenture governing the exchange notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest; the lenders under the Senior Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may need to obtain waivers from the required lenders under the Senior Credit Facilities to avoid being in default. If we breach our covenants under the credit agreement governing the Senior Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the Senior Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

    The exchange notes are unsecured and effectively subordinated to the Issuers’ and the Guarantors’ indebtedness under the Senior Credit Facilities and any other secured indebtedness of the Issuers and the Guarantors to the extent of the value of the assets securing that indebtedness.

The exchange notes are not secured by any of the Issuers’ or the Guarantors’ assets. As a result, the exchange notes and the guarantees will be effectively subordinated to the Issuers’ and the Guarantors’ indebtedness under the Senior Credit Facilities with respect to the assets that secure that indebtedness. As of September 30, 2015, we had indebtedness of approximately $2.3 billion. Of this indebtedness, approximately $800.0 million is secured. Any additional indebtedness under the Senior Credit Facilities will be secured. In addition, we may incur additional secured debt in the future. The effect of the effective subordination of the exchange notes to our secured indebtedness, to the extent of the collateral therefor, is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of the Issuers or the Guarantors, the proceeds from the sale of assets securing our secured indebtedness will be available to repay obligations on the exchange notes only after all obligations under the Senior Credit Facilities and any other secured debt has been paid in full. As a result, the noteholders may receive less, ratably, than the holders of secured debt in the event of a bankruptcy, insolvency, liquidation, dissolution or reorganization of the Issuers or the Guarantors.

    The exchange notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become Guarantors of the exchange notes.

The exchange notes will be guaranteed by each of our existing and future subsidiaries that guarantees the Senior Credit Facilities. Our subsidiaries that do not guarantee the exchange notes, including our non-domestic, non-wholly owned and immaterial subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the exchange notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The exchange notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a Guarantor, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment from that subsidiary. For information regarding the portion of our revenues, Adjusted OIBDA and total assets attributable to our non-guarantor subsidiaries, see “Summary—The Exchange Offer.”

In addition, the indenture governing the exchange notes will, subject to certain limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

In addition, our subsidiaries that provide, or will provide, guarantees of the exchange notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

•	the release or discharge of the guarantee by any subsidiary Guarantor of the Senior Credit Facilities or the guarantee that resulted in the creation of the guarantee of the exchange notes by such subsidiary Guarantor, except, in each case, a discharge or release by or as a result of payment under such guarantee;

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary Guarantor;

•	the designation of any subsidiary Guarantor as an unrestricted subsidiary; or

•	the discharge of the Issuers’ obligations in a manner not in violation of the terms of the indenture, or the Issuers exercising their legal defeasance or covenant defeasance options as described under “Description of the Exchange Notes—Legal Defeasance and Covenant Defeasance.”

If any guarantee of a subsidiary Guarantor is released, no holder of the exchange notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any noteholders. See “Description of the Exchange Notes—Guarantees.”

    The lenders under the Senior Credit Facilities will have the discretion to release the subsidiary Guarantors under the Senior Credit Facilities in a variety of circumstances, which will cause those Guarantors to be released from their guarantees of the exchange notes.

While any obligations under the Senior Credit Facilities remain outstanding, any guarantee of the exchange notes by a subsidiary Guarantor may be released without action by, or consent of, any holder of the exchange notes or the trustee under the indenture governing the exchange notes, if the release of the guarantee of the Senior Credit Facilities by such subsidiary Guarantor is approved by the lenders under the Senior Credit Facilities or otherwise permitted under the Senior Credit Facilities. See “Description of the Exchange Notes—Guarantees.” The lenders under the Senior Credit Facilities will have the discretion to release the guarantees of subsidiary Guarantors under the Senior Credit Facilities in all cases, and will be obligated to release the guarantees of subsidiary Guarantors in a variety of circumstances. You will not have a claim as a creditor against any subsidiary Guarantor that is no longer a Guarantor of the exchange notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries Guarantors will effectively be senior to claims of noteholders.

    Certain exceptions under the indenture governing the exchange notes permit us to make distributions to maintain our REIT status even when we could not otherwise make restricted payments under the indenture.

The indenture governing the exchange notes permits us to make cash distributions in order to maintain our status as a REIT, in each case subject to certain conditions but notwithstanding any failure to satisfy the conditions in the indenture to making distributions generally. For a more complete discussion of the restricted payment and debt incurrence covenants of the indenture applicable to the exchange notes, see “Description of the Exchange Notes—Certain Covenants—Limitation on Restricted Payments.”

    The Issuers may not be able to repurchase the exchange notes upon a change of control repurchase event.

Upon the occurrence of specific kinds of change of control events accompanied by a decline in the rating of the exchange notes, the Issuers will be required to offer to repurchase all outstanding notes, including the exchange notes, at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. Additionally, under the Senior Credit Facilities, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the credit agreement and terminate their commitments to lend.

The source of funds for any purchase of the exchange notes and repayment of borrowings under the Senior Credit Facilities would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The Issuers may not be able to repurchase the exchange notes upon a change of control repurchase event because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control repurchase event and repay the other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain such financing on satisfactory terms or at all. Further, the Issuers’ ability to repurchase the exchange notes may be limited by law. In order to avoid the obligations to repurchase the exchange notes and events of default and potential breaches of the credit agreement governing the Senior Credit Facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

    Certain corporate events may not trigger a change of control, in which case we will not be required to redeem the exchange notes.

The indenture governing the exchange notes permits us to engage in certain important corporate events that would increase indebtedness or alter our business but would not constitute a “change of control” as defined in the indenture governing exchange notes. If we effected a leveraged recapitalization or other non-change of control transactions that resulted in an increase in indebtedness, adversely affected our credit rating or fundamentally changed our business, our ability to make payments on the notes would be adversely affected. However, the Issuers would not be required to offer to repurchase the notes, and you would be required to continue to hold your notes, despite our decreased ability to meet our obligations under the notes. See “Description of the Exchange Notes—Mandatory Redemption; Offers to Purchase; Other Purchases—Repurchase at the Option of Holders—Change of Control.”

    Noteholders may not be able to determine when a change of control giving rise to their right to have the exchange notes repurchased has occurred following a sale of “substantially all” of our assets.

The definitions of change of control in the indenture governing the exchange notes include a phrase related to the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law.

Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “substantially all” of our assets. As a result, it may be unclear as to whether a change of control has occurred and whether we are required to make an offer to repurchase the exchange notes.

    Federal and state fraudulent transfer laws may permit a court to void the exchange notes and/or the guarantees and, if that occurs, you may not receive any payments on the exchange notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the exchange notes and the incurrence of the guarantees of the exchange notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the exchange notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if the Issuers or any of the Guarantors, as applicable, (a) issued the exchange notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the exchange notes or incurring the guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	the Issuers or any of the Guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the exchange notes or the incurrence of the guarantees;

•	the issuance of the exchange notes or the incurrence of the guarantees left the Issuers or any of the Guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

•	the Issuers or any of the Guarantors intended to, or believed that the Issuers or such Guarantor would, incur debts beyond their ability to pay as they mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a Guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent such Guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the exchange notes or the applicable guarantee. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds to make a dividend payment or otherwise retire or redeem equity interests of the debtor.

We cannot be certain as to the standards a court would use to determine whether or not the Issuers or the Guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the exchange notes or the guarantees would be subordinated to the Issuers or any of the Guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the exchange notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the exchange notes or that guarantee, could subordinate the exchange notes or that guarantee to presently existing and future indebtedness of the Issuers or of the related Guarantor or could require the noteholders to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the exchange notes.

The indenture governing the exchange notes contains a “savings clause” intended to limit each subsidiary Guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. There can be no assurance that this provision will be upheld as intended.

As a court of equity, a bankruptcy court may subordinate claims in respect of the exchange notes to other claims against the Issuers under the principle of equitable subordination if the court determines that (a) the holder of exchange notes engaged in some type of inequitable conduct, (b) the inequitable conduct resulted in injury to the Issuers’ other creditors or conferred an unfair advantage upon the holders of exchange notes and (c) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

    The Company’s guarantee of the exchange notes may not provide any additional credit support for the exchange notes.

Because the Company has no significant operations or assets, its guarantee of the exchange notes provides little, if any, additional credit support for the exchange notes and investors should not rely on its guarantee.

    Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

We do not intend to list the exchange notes on any national securities exchange or include the exchange notes in any automated quotation system. The initial purchasers of the original notes have advised us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the exchange notes and, if commenced, may discontinue their market-making activities at any time without notice. Therefore, an active market for the exchange notes may not develop or be maintained, which would adversely affect the market price and liquidity of the exchange notes. In that case, the noteholders may not be able to sell their exchange notes at a particular time or at a favorable price, if at all.

Even if an active trading market for the exchange notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your exchange notes. In addition, the exchange notes may trade at a discount from the initial offering price of the corresponding original notes, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

    A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances related to the basis of the rating, such as adverse changes, warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the exchange notes. Credit ratings are not recommendations to purchase, hold or sell the exchange notes. Additionally, credit ratings may not reflect the potential effect of risks related to the structure or marketing of the exchange notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the exchange notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your exchange notes without a substantial discount.

    Many of the covenants in the indenture governing the exchange notes will not apply during any period in which the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indenture governing the exchange notes will not apply to us during any period in which the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default has occurred and is continuing. Such covenants restrict, among other things, our ability to pay distributions, incur debt and enter into certain other transactions. There can be no assurance that the exchange notes will ever be rated investment grade, or that if they are rated investment grade, that they will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture governing the exchange notes. See “Description of the Exchange Notes—Certain Covenants.”

Risks Related to the Exchange Offer

You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer.

If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer as stated in the legends on the original notes. In general, you may not offer, sell or otherwise transfer the original notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Currently, we do not anticipate that we will register the original notes under the Securities Act. Except for limited instances involving the initial purchasers or holders of original notes who are not eligible to participate in the exchange offer or who receive freely transferable exchange notes in the exchange offer, we will not be under any obligation to register the original notes under the Securities Act under the registration rights agreement or otherwise. Also, if the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no liquidated damages will be payable on your original notes.

Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.

To the extent that original notes are exchanged in the exchange offer, the trading market for the original notes that remain outstanding may be significantly more limited. As a result, the liquidity of the original notes not tendered for exchange in the exchange offer could be adversely affected. The extent of the market for original notes will depend upon a number of factors, including the number of holders of original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for original notes that are not exchanged in the exchange offer may be affected adversely to the extent that original notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the original notes that are not exchanged more volatile.

Some holders who exchange their original notes may be deemed to be underwriters.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We will not accept your original notes for exchange if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes.

We will issue exchange notes as part of the exchange offer only after a timely receipt of your original notes and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange. See “The Exchange Offer.”

The market price for the exchange notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before benefit (provision) for income taxes and equity in earnings of investee companies plus fixed charges and distributions from investee companies. Fixed charges consist of interest expensed, amortization of deferred financing costs and debt discount and premium, and estimated interest within rental expense.

	Year Ended December 31,					Nine Months Ended September 30,
	2014	2013	2012	2011	2010	2015
Ratio of Earnings to Fixed Charges	1.6x	3.5x	3.2x	3.1x	2.4x	1.3x

USE OF PROCEEDS

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. The exchange notes will evidence the same debt as the original notes tendered in exchange for the exchange notes. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

DESCRIPTION OF THE EXCHANGE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the term “Capital LLC” refers to Outfront Media Capital LLC and not to any of its subsidiaries, (ii) the term “Finance Corp.” refers to Outfront Media Capital Corporation and not to any of its subsidiaries, (iii) the term “Issuers” refers collectively to Capital LLC and Finance Corp. and (iv) the term “Parent” refers to OUTFRONT Media Inc. and not to any of its subsidiaries.

The Issuers will issue the 5.625% senior notes due 2024 (the “Exchange Notes”) offered by this prospectus under the indenture dated as of January 31, 2014 (as may be amended or supplemented from time to time, the “Indenture”), among itself, the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The Issuers are issuing the Exchange Notes in exchange for the 5.625% senior notes due 2024 that were issued under the Indenture by the Issuers on March 30, 2015 (the “Original Notes” and together with the Exchange Notes, the “Notes”). The Exchange Notes offered hereby will be of the same class and series as, and otherwise identical to, the Original Notes. The Exchange Notes and the Original Notes will vote as a single class under the Indenture. All definitions in this paragraph apply solely to this description, unless context dictates otherwise.

References in this description to the “Offering Memorandum” refer to the offering memorandum dated January 16, 2014, relating to the issuance of $400.0 million aggregate principal amount of 5.625% Senior Notes due 2024. Matters described as being disclosed in the Offering Memorandum are disclosed on a substantially consistent basis in this prospectus or the documents incorporated by reference herein.

The terms of the Exchange Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because those agreements, not this description, define your rights as Holders of the Exchange Notes. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information.”

Finance Corp.

Finance Corp. is a Wholly Owned Subsidiary of Capital LLC that was incorporated in Delaware on December 2, 2013 and serves as a co-obligor on certain of our outstanding indebtedness. Capital LLC believes that certain prospective purchasers of the Notes may be restricted in their ability to purchase debt securities of limited liability companies, such as Capital LLC, unless those debt securities are jointly issued by a corporation. The Indenture restricts Finance Corp.’s ability to have any material operations, assets or subsidiaries of its own. As a result, investors should not expect Finance Corp. to participate in servicing the interest and principal obligations on the Exchange Notes. See “—Certain Covenants—Restrictions on Activities of Finance Corp.”

Brief Description of the Notes

The Notes:

•	are unsecured senior obligations of each of the Issuers;

•	are pari passu in right of payment with all existing and future Indebtedness (including the Senior Credit Facilities) and all other obligations (other than Subordinated Indebtedness) of each of the Issuers;

•	are effectively subordinated to all secured Indebtedness of each of the Issuers (including the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness;

•	are senior in right of payment to any Subordinated Indebtedness of each of the Issuers;

•	are structurally subordinated to all existing and future Indebtedness and other liabilities of each of the Issuers’ non-Guarantor Subsidiaries; and

•	are initially guaranteed on a senior unsecured basis by the Parent and each of the Restricted Subsidiaries that guarantees the Senior Credit Facilities.

Guarantees

The Guarantors will jointly and severally unconditionally Guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

The Parent and each of the Restricted Subsidiaries that guarantee the Senior Credit Facilities will initially Guarantee the Notes. Each of the Guarantees of the Notes will be a general unsecured obligation of each Guarantor, will be pari passu in right of payment with all existing and future Indebtedness and all other obligations (other than Subordinated Indebtedness) of each such entity, will be effectively subordinated to all secured Indebtedness of each such entity (to the extent of the value of the assets securing such Indebtedness) and will be senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Guarantees will be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of such Guarantor (other than the Issuers in the case of Parent) that do not guarantee the Notes.

Not all of the Parent’s Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute or contribute, as the case may be, any of their assets to an Issuer or a Guarantor. As a result, all of the existing and future liabilities of non-Guarantor Subsidiaries, including any claims of trade creditors, are structurally senior to the Notes. For financial information regarding the non-Guarantor Subsidiaries, see Note 19 “Condensed Consolidating Financial Information” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law and therefore, are limited to the amount that such Subsidiary Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance; this limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance.

Any Subsidiary Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other obligations (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such obligations, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Exchange Notes—Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees and, if that occurs, you may not receive any payments on the exchange notes.”

The Indenture provides by its terms that a Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged upon:

(1) (a) any direct or indirect sale, exchange or transfer (by merger, consolidation or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer), after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Subsidiary Guarantor which sale, exchange or transfer is made in a manner not in violation of the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Subsidiary Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(d) the Issuers exercising their legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuers’ obligations under the Indenture being discharged in a manner not in violation of the terms of the Indenture; and

(2) the Issuers delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Upon request of the Parent, the Trustee shall evidence such release by a supplemental indenture or other instrument which may be executed by the Trustee without the consent of any Holder.

The Parent’s Guarantee shall be automatically and unconditionally released only at such time as all of the Issuers’ obligations under the Indenture have been discharged in a manner not in violation of the terms of the Indenture and the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee will rank pari passu in right of payment with all Indebtedness and all other obligations (other than Subordinated Indebtedness) of the Issuers or the relevant Guarantor, as the case may be, including the obligations of the Issuers and such Guarantor under the Senior Credit Facilities.

The Notes will be effectively subordinated to all Secured Indebtedness of each Issuer and each Guarantor, including Secured Indebtedness under the Senior Credit Facilities, to the extent of the value of the assets securing such Indebtedness, and will be structurally subordinated to all Indebtedness and other liabilities of the non-Guarantor Subsidiaries. As of September 30, 2015, we had indebtedness of approximately $2.3 billion. Of this indebtedness, approximately $800.0 million is Secured Indebtedness.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Guarantors may incur, the amount of such Indebtedness could be substantial, and such additional Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuers will maintain one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes will be the Trustee.

The Issuers will also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Issuers.

The Issuers may change the paying agents or the registrars without prior notice to the Holders. The Parent or any of its Subsidiaries, including the Issuers, may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to issue, transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

Principal, Maturity and Interest

The Issuers issued the Original Notes on March 30, 2015 in the aggregate principal amount of $100,000,000 and, pursuant to this prospectus, the Issuers are offering to exchange all of the Original Notes for the Exchange Notes. The Notes will mature on February 15, 2024. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuers may issue additional Notes (the “Additional Notes”) from time to time. The Original Notes that are not exchanged for the Exchange Notes and all Additional Notes, if any, will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture, and this “Description of the Exchange Notes” include any Additional Notes that are actually issued; provided that Additional Notes will not be issued with the same CUSIP, if any, as existing Notes unless such Additional Notes are fungible with existing Notes for U.S. federal income tax purposes. The Issuers will issue the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. As of November 15, 2015, $500.0 million in aggregate principal amount of 5.625% senior notes due 2024, including the Original Notes, remained outstanding.

Interest will accrue on the Notes at a rate per annum equal to 5.625%. Interest on the Notes will be deemed to have accrued from November 15, 2014 or from the most recent date to which interest has been paid or provided for subsequent to November 15, 2014. Interest will be payable semiannually in arrears using a 360-day year comprised of twelve 30-day months in cash to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date, on May 15 and November 15 of each year, commencing November 15, 2014. At maturity, the Issuers will pay accrued and unpaid interest from the most recent date to which interest has been paid or provided for.

Mandatory Redemption; Offers to Purchase; Other Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the caption “—Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuers will not be entitled to redeem the Notes at their option prior to February 15, 2019.

At any time prior to February 15, 2019 the Issuers may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

On and after February 15, 2019, the Issuers may redeem the Notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on February 15 of each of the years indicated below:

Year	Notes percentage
2019	102.813%
2020	101.875%
2021	100.938%
2022 and thereafter	100.000%

In addition, until February 15, 2017, the Issuers may, at their option, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice,” on one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued by them at a redemption price equal to 105.625% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 60 days of the date of closing of each such Equity Offering.

Other Purchases

The Issuers and their affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Notice; Selection

Notice of any redemption upon any Equity Offering may be given prior to such Equity Offering, and any such redemption or notice may, at the Issuers’ discretion, be subject to completion of the related Equity Offering.

The Trustee shall select the Notes to be purchased in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Notes will provide that if a Change of Control Repurchase Event occurs after the Issue Date, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Repurchase Event, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuers will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of The Depository Trust Company, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which will, subject to clause (8) below, be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes, provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control Repurchase Event notice, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(6) that if the Holders tender less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(7) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and if applicable, shall state that, in the Issuers’ discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control shall occur, or that such redemption may not occur and such notice may be rescinded in the event that the Issuers shall determine that such condition will not be satisfied by the Change of Control Payment Date or by the Change of Control Payment as so delayed; and

(8) the other instructions, as determined by the Issuers, consistent with the covenant described hereunder, that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in such Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

The Senior Credit Facilities provide, and future credit agreements, indentures or other agreements relating to Indebtedness to which the Parent or an Issuer becomes a party may provide, that certain change of control events with respect to the Parent or an Issuer (including a Change of Control under the Indenture) would constitute a default thereunder. If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control Repurchase Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the initial purchasers of the Notes and the Issuers. The Issuers have no present intention to engage in a transaction involving a Change of Control after the Issue Date, although it is possible that they could decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuers’ capital structure or credit ratings. Restrictions on the Issuers’ ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuers will not be required to make a Change of Control Offer for the Notes following a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all of the Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding unless transferred to the Issuers.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Parent to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Parent. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture provides that the Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Parent or any such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Parent) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap or the disposition of any property the disposition of which is necessary for Parent to qualify, or to maintain its qualification, as a real estate investment trust for U.S. federal income tax purposes, in each case, in Parent’s good faith determination, at least 75% of the consideration therefor received by the Parent or any such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Parent’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Parent’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Parent) of the Parent or such Restricted Subsidiary (other than Contingent Obligations and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Asset Sale) and for which the Parent and all such Restricted Subsidiaries have been released,

(b) any notes or other obligations or securities received by the Parent or such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Parent or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Parent), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding (but, to the extent that any such Designated Non-Cash Consideration is sold or otherwise liquidated for cash, minus the lesser of (a) the amount of the cash received (less the cost of disposition, if any) and (b) the initial amount of such Designated Non-Cash Consideration) not to exceed $200.0 million, with the fair market value (as determined in good faith by the Parent) of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall, in each case, be deemed to be cash for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Parent or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Credit Facilities and to correspondingly reduce commitments with respect thereto,

(b) Obligations under Pari Passu Indebtedness that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto,

(c) Obligations under the Notes (provided that such purchases are at or above 100% of the principal amount thereof) or any other Pari Passu Indebtedness of an Issuer or a Guarantor (and to correspondingly reduce commitments with respect thereto, if applicable); provided that if such Net Proceeds are applied to other Pari Passu Indebtedness (other than the Senior Credit Facilities or other Secured Indebtedness) then the Issuers shall (i) equally and ratably reduce Obligations under the Notes (x) as provided under “Optional Redemption” or (y) through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or (ii) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of such Notes that would otherwise be redeemed under clause (i), or

(d) Indebtedness of a Non-Guarantor Subsidiary, other than Indebtedness owed to the Parent or another Restricted Subsidiary; or

(2) to (a) make an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Parent or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) acquire properties (other than working capital), (c) make capital expenditures or (d) acquire other assets (other than working capital) that, in the case of each of (a), (b), (c) and (d) are either (x) used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Parent or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); and provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds; or

(3) any combination of the foregoing.

Any Net Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuers, the Parent or any other Restricted Subsidiary shall make an offer to all Holders of the Notes and, if required by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount of the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for or permitted by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture.

The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $50.0 million by electronically delivering or mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate principal amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate amount (determined as above) of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuers or the agent for such Pari Passu Indebtedness shall select such Pari Passu Indebtedness to be purchased (a) if the Notes or such Pari Passu Indebtedness are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes or such Pari Passu Indebtedness, as applicable, are listed, (b) on a pro rata basis based on the amount (determined as set forth above) of the Notes and such Pari Passu Indebtedness tendered or (c) by lot or such similar method in accordance with the procedures of The Depository Trust Company; provided that no notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Parent will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and Notice

If the Issuers are redeeming less than all of the Notes at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of The Depository Trust Company; provided that no Notes of $2,000 or less shall be redeemed or repurchased in part.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of such Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuers will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture. Beginning on the day of a Covenant Suspension Event and ending on a Reversion Date (as defined herein) (such period a “Suspension Period”), the covenants specifically listed under the following captions in the “Description of Notes” will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1) “Repurchase at the Option of Holders—Asset Sales”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(7) clauses (1)(a) and (3) of “—Sale and Leaseback Transactions;” and

(8) “—Business Activities.”

On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Parent or its Restricted Subsidiaries during the Suspension Period. Notwithstanding the foregoing, during the Suspension Period the Parent shall not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries unless the Parent would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period, and, following the Reversion Date, such designation shall be deemed to have created an Investment or Restricted Payment pursuant to the last paragraph of the covenant described under “—Limitation on Restricted Payments” at the time of such designation.

For purposes of the “Repurchase at the Option of Holders—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

Any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture is referred to as a “Covenant Suspension Event.” If on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating on the Notes or downgrades the rating assigned to the Notes below an Investment Grade Rating, the Parent and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants in the Indenture with respect to future events.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Parent’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions payable by the Parent in Equity Interests (other than Disqualified Stock) of the Parent; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Parent or, to the extent held by a Person other than the Parent or a Restricted Subsidiary, Capital LLC, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than the payment, redemption, repurchase, defeasance, acquisition or retirement of:

(a) Indebtedness permitted under clause (7) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Parent could incur $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries (and not rescinded or refunded) after the Issue Date (including Restricted Payments permitted by the next succeeding paragraph and by clauses (1) and (9) of the second succeeding paragraph, but excluding all other Restricted Payments permitted by the second succeeding paragraph), is less than the sum of (without duplication):

(a) (i) 100% of EBITDA of the Parent for the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Issue Date occurs to the end of the Parent’s most recently completed fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, minus (ii) the product of (A) 1.4 and (B) Consolidated Interest Expense of the Parent for the same period (taken as one accounting period); plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Parent, of marketable securities or other property received by the Parent or Capital LLC since immediately after the Issue Date, from the issue or sale of:

(i) Equity Interests of the Parent or, in connection with “UPREIT” acquisitions, Equity Interests of Capital LLC, but excluding cash proceeds and the fair market value, as determined in good faith by the Parent, of marketable securities or other property received from the (A) IPO and (B) the sale of Equity Interests to members of management, directors or consultants of the Parent after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the second succeeding paragraph; and

(ii) Indebtedness or Disqualified Stock of the Parent or a Restricted Subsidiary that has been converted into or exchanged for Equity Interests of the Parent;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests, Indebtedness or Disqualified Stock of the Parent or Capital LLC sold to a Restricted Subsidiary or the Parent or (Y) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Parent, of marketable securities or other property contributed to the capital of the Parent or, in connection with “UPREIT” acquisitions, of Capital LLC following the Issue Date (other than by a Restricted Subsidiary or the Parent); plus

(d) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment (in either case except to the extent any such amount has already been included in the calculation of EBITDA); plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (as determined by the Parent in good faith or if such fair market value exceeds $50.0 million, in writing by an Independent Financial Advisor) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment.

Notwithstanding the foregoing, the Parent may declare or pay any dividend or make any distribution on or in respect of shares of the Parent’s Capital Stock, in each case constituting a Restricted Payment, to holders of such Capital Stock to the extent that Parent believes in good faith that it qualifies as a “real estate investment trust” under Section 856 of the Internal Revenue Code of 1986, as amended (or any successor provision) and that the declaration or payment of a dividend or making of a distribution in such amount is necessary to maintain the Parent’s status as a REIT for any taxable year, with such dividend to be paid or distribution to be made as and when determined by the Parent, whether during or after the end of the relevant taxable year; provided, however, that (I) at the time of, and after giving effect to, any such dividend or distribution, no Event of Default of the type described in clauses (1), (2) (without giving effect to the grace period set forth therein) or (6) under the heading “Events of Default and Remedies” below shall have occurred and be continuing or would occur as a consequence thereof and the Obligations in respect of the Notes shall not otherwise have been accelerated and (II) two consecutive dividends or distributions pursuant to this paragraph shall not be permitted during the pendency of any single Event of Default.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Parent or Capital LLC, or of Subordinated Indebtedness of the Issuers or any Guarantor, in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Parent) of, Equity Interests of the Parent (other than Disqualified Stock) (collectively, the “Refunding Capital Stock”);

(3) the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of an Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent incurrence of, new Indebtedness of an Issuer or a Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of, plus any accrued and unpaid interest on, the Subordinated Indebtedness being so purchased, redeemed, defeased, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so purchased, redeemed, defeased, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Parent held by any future, present or former employee, director or consultant of the Parent or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $25.0 million (with unused amounts in any calendar year being carried over for one additional calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Parent to members of management, directors or consultants of the Parent or any of its Subsidiaries that occurs after the Issue Date to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the first paragraph of this covenant; plus

(b) the cash proceeds of key man life insurance policies received by the Parent or any of its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Parent or any Restricted Subsidiary from members of management of the Parent or any of the Parent’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Parent will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) repurchases of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

(6) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (6) not to exceed $200.0 million;

(7) distributions or payments of Receivables Fees;

(8) any Restricted Payment used to fund the Transactions;

(9) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that prior to any such repurchase, redemption, defeasance or other acquisition or retirement for value, all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(10) the repurchase, redemption or other acquisition for value of Equity Interests of the Parent deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Parent or its Subsidiaries, in each case, permitted under the Indenture;

(11) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(12) the Purging Distributions so long as the Parent is pursuing the REIT Election in good faith; provided that the aggregate amount of the Purging Distributions to be paid in cash in reliance on this clause (12) shall not exceed 20% of the aggregate value of all Purging Distributions;

(13) for any taxable period in which the taxable income of the Parent and/or any of its Subsidiaries is included in a consolidated, combined or similar income tax group of which a direct or indirect parent of the Parent is the common parent (a “Tax Group”), an amount not to exceed the tax liabilities that the Parent and the applicable Subsidiaries, in the aggregate, would have been required to pay in respect of such taxable income if such entities were a standalone group of corporations separate from such Tax Group (it being understood and agreed that, if Parent or any Subsidiary pays any portion of such tax liabilities directly to any taxing authority, a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (13)), provided, that, from and after the execution of the tax matters agreement referred to in the Offering Memorandum under the caption “Certain Relationships and Related Party Transactions,” and while such tax matters agreement remains in effect, payments in respect of any taxes pursuant to this clause (13) shall not exceed the amounts required to be paid in respect of such taxes pursuant to such tax matters agreement;

(14) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Parent or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(15) payments of cash, or dividends, distributions or advances by the Parent or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(16) mandatory redemptions or repurchases of Disqualified Stock the issuance of which itself constituted a Restricted Payment or Permitted Investment otherwise permissible hereunder; and

(17) the purchase, repurchase or other acquisition of Subordinated Indebtedness in an amount not to exceed $25.0 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (8) (except to the extent made with the proceeds of the IPO) or (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided further that, at the time of, and after giving effect to, any Restricted Payment permitted under clause (12) (except to the extent made with the proceeds of the IPO), no Event of Default described under clause (1), (2) (without giving effect to the grace period set forth therein) or (6) of the first paragraph under “Events of Default and Remedies” shall have occurred and be continuing or would occur as a consequence thereof, and the Obligations in respect of the Notes shall not otherwise have been accelerated.

As of the date hereof, all of the Parent’s Subsidiaries are Restricted Subsidiaries. The Parent will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be an Investment in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if an Investment in such amount would be permitted at such time, whether as a Restricted Payment or a Permitted Investment, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently, or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Parent will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Parent may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 6.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available; provided further, however, that Non-Guarantor Subsidiaries may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance, more than an aggregate of $300.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries is outstanding pursuant to this paragraph and clause (17) of the next succeeding paragraph.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Parent or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided, however, that immediately after giving effect to any such incurrence, the then outstanding aggregate principal amount of all Indebtedness under this clause (1) does not exceed at any one time $2,000.0 million;

(2) the incurrence by the Issuers and any Guarantor of Indebtedness represented by (a) the Notes (including any Guarantee) (other than any Additional Notes) and (b) any exchange notes and any related guarantees to be issued pursuant to a registered exchange offer in accordance with the Registration Rights Agreement in exchange for the Notes or Additional Notes, if any, issued in compliance with the Indenture;

(3) Indebtedness of the Parent and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations and Attributable Debt), Disqualified Stock and Preferred Stock incurred or issued by the Parent or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness incurred to refinance any such Indebtedness, in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding under this clause (4) does not exceed the greater of (x) $300 million and (y) 10.0% of Total Assets determined at the time of incurrence;

(5) Indebtedness incurred by the Parent or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits, property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(6) Indebtedness arising from agreements of the Parent or its Restricted Subsidiaries providing for indemnification, holdback, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness of the Parent to a Restricted Subsidiary or a Restricted Subsidiary to the Parent or another Restricted Subsidiary; provided that any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by an Issuer or a Guarantor to a Non-Guarantor Subsidiary (other than the Issuers) is expressly subordinated in right of payment to the Notes or the applicable Guarantee, as applicable; and provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Parent or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) shares of Preferred Stock of a Restricted Subsidiary issued to the Parent or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in such Preferred Stock being beneficially owned by a Person other than the Parent or any Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Parent or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant, exchange rate risk, commodity pricing risk or any combination thereof;

(10) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Parent or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(11) Indebtedness or Disqualified Stock of the Parent and Indebtedness, Disqualified Stock or Preferred Stock of any Issuer or Subsidiary Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the outstanding principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed the greater of (x) $275.0 million and (y) 8.5% of Total Assets determined at the time of incurrence;

(12) the incurrence by the Parent or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance:

(a) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under the first paragraph of this covenant and clauses (2) and (3) above and clause (13) below, or

(b) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so refund or refinance the Indebtedness, Disqualified Stock or Preferred Stock described in clause (a) above,

including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu, as the case may be, to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Parent or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (A) of this clause (12) will not apply to any refunding or refinancing of Indebtedness under the Senior Credit Facilities;

(13) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Parent or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Parent or any Restricted Subsidiary or merged into or consolidated with the Parent or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition, merger or consolidation, either:

(a) the Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of this covenant, or

(b) the Consolidated Leverage Ratio is less than or equal to the Consolidated Leverage Ratio immediately prior to such acquisition, merger or consolidation;

(14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that such Indebtedness is extinguished within ten (10) Business Days of notice of its incurrence;

(15) Indebtedness of the Parent or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(16) (a) any guarantee by the Parent or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Parent; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(17) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (17) and the first paragraph of this covenant, does not exceed $300.0 million at any one time outstanding;

(18) Indebtedness of the Parent or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(19) Indebtedness of the Parent or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(20) the issuance of Equity Interests (other than Disqualified Stock) in Capital LLC in connection with “UPREIT” acquisitions that do not constitute a Change of Control; and

(21) Indebtedness consisting of Indebtedness issued by the Parent or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Parent to the extent described in clause (4) of the third paragraph under the caption “Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this section under the caption “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock, the Parent, in its sole discretion, will divide and/or classify on the date of incurrence and may later redivide and/or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or such paragraph; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph and will not later be reclassified.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional indebtedness with the same terms, the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock, as applicable, of the same class, and accretion of original issue discount or liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever is lower), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. For the avoidance of doubt and notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Parent will not, and will not permit any Issuer or any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Parent, such Issuer or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Parent, such Issuer or such Subsidiary Guarantor, as the case may be.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Parent or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured.

The foregoing shall not apply to (a) Liens securing the Notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, and (c) Liens securing Pari Passu Indebtedness permitted to be incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided, that at the time of any incurrence of such Pari Passu Indebtedness and after giving pro forma effect thereto (in a manner consistent with the calculation of the Consolidated Leverage Ratio) under this clause (c), the Consolidated Secured Leverage Ratio shall not be greater than 3.50 to 1.00.

Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) above.

Merger, Consolidation or Sale of All or Substantially All Assets

Neither the Parent nor Capital LLC may consolidate or merge with or into or wind up into (whether or not such Person is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Parent or Capital LLC, as applicable, is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Parent or Capital LLC) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership (including a limited partnership), trust or limited liability company organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided, in the case of Capital LLC, that if such Person is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2) the Successor Company, if other than the Parent or Capital LLC, expressly assumes all the obligations of the Parent or Capital LLC, as applicable, under the Indenture, the Registration Rights Agreement and the Notes or the Parent’s Guarantee, as applicable pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or the Parent, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Consolidated Leverage Ratio for the Successor Company or the Parent, as applicable, and its Restricted Subsidiaries would be less than or equal to such ratio for the Parent and its Restricted Subsidiaries immediately prior to such transaction;

(5) if the Parent or Capital LLC is not the Successor Company, each Guarantor (except each Guarantor that is not a Subsidiary of Capital LLC in the event of a sale of Capital LLC by Parent to a Successor Company), unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(6) the Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for, the Parent or Capital LLC, as applicable, under the Indenture, the Registration Rights Agreement, the Guarantees and the Notes or the Parent’s Guarantee, as applicable, and except in the case of a lease, the Parent or Capital LLC, as applicable, will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4):

(1) any Restricted Subsidiary (other than the Issuers) may consolidate with, merge into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Parent or any Restricted Subsidiary (other than Finance Corp.); and

(2) the Parent or Capital LLC may merge with an Affiliate of the Parent solely for the purpose of reorganizing the Parent or Capital LLC in a state or commonwealth of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Parent and its Restricted Subsidiaries is not increased thereby.

Finance Corp. may not consolidate or merge with or into or wind up into (whether or not Finance Corp. is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) Finance Corp. is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than Finance Corp.) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Restricted Subsidiary of the Parent and a corporation organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor”);

(2) the Successor, if other than Finance Corp., expressly assumes all the obligations of Finance Corp. under the Indenture, the Registration Rights Agreement and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists (including that the Successor shall be in compliance with the covenant described below under “—Certain Covenants—Restrictions on Activities of Finance Corp.”);

(4) if Finance Corp. is not the Successor, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(5) the Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indenture(s) comply with the Indenture.

The Successor will succeed to, and be substituted for, Finance Corp. under the Indenture, the Registration Rights Agreement and the Notes, and, except in the case of a lease, Finance Corp. will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing clause (3), Finance Corp. may consolidate with or merge into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Capital LLC provided that Capital LLC is, at such time, a corporation.

Subject to certain limitations described in the Indenture governing release of a Guarantee by a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Parent will not permit any such Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, as the case may be, or the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Subsidiary Guarantor or another Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture, the Registration Rights Agreement, and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) if such Subsidiary Guarantor or another Subsidiary Guarantor is not the Successor Person, the Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the disposition is considered an Asset Sale and complies with the covenant described under “Repurchase at the Option of the Holders—Asset Sales.”

In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee and, except in the case of a lease, such Subsidiary Guarantor will automatically be released and discharged from its obligations under the Indenture and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Company.

Transactions with Affiliates

The Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Parent (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Parent or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(2) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million is approved by the majority of the Board of Directors of the Parent; and

(3) the Parent delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $75.0 million, an opinion as to the fairness to the Parent or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Parent and any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of, or in connection with, such transaction, so long as neither such entity nor the selling entity was an Affiliate of Parent or any Restricted Subsidiary prior to such transaction);

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements and agreements provided on behalf of, or entered into with, officers, directors, employees or consultants of the Parent or any of its Restricted Subsidiaries;

(4) any agreement as in effect as of the Issue Date and, if described in the Offering Memorandum, any agreement or arrangement entered into in connection with the IPO or the Separation, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date, or as described in the Offering Memorandum, as applicable, as determined in good faith by the Parent) and any transaction contemplated thereby as determined in good faith by the Parent;

(5) the Transactions, in each case as disclosed in the Offering Memorandum, and the payment of all fees and expenses related to the Transactions;

(6) transactions with customers (including leases or other arrangements for the use of advertising space), clients, suppliers, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Parent and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Parent or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(7) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Parent;

(8) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(9) payments or loans (or cancellation of loans) to employees, directors or consultants of the Parent or any of its Restricted Subsidiaries and employment agreements, benefit plans, equity plans, stock option and stock ownership plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by the Parent in good faith;

(10) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(11) transactions in which the Parent or any Restricted Subsidiary, as the case may be, delivered to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(12) the issuances of securities or other payments, loans (or cancellation of loans) awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, benefit plans, equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Parent in good faith;

(13) any contribution to the capital of the Parent (other than in consideration of Disqualified Stock); and

(14) the provision to Unrestricted Subsidiaries of cash management, accounting and other overhead services in the ordinary course of business undertaken in good faith and not for the purpose of circumventing any covenant set forth in the Indenture.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Parent or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Parent or any of its Restricted Subsidiaries;

(2) make loans or advances to the Parent or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Parent or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions (i) in effect on the Issue Date or (ii) pursuant to the Senior Credit Facilities and the related documentation and related Hedging Obligations;

(b) (i) the Indenture, the Notes and the Guarantees (and any exchange notes and related guarantees) and (ii) any agreement governing Indebtedness permitted to be incurred pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, that the provisions relating to restrictions of the type described in clauses (1) through (3) above contained in such agreement, taken as a whole, are not materially more restrictive than the provisions contained in the Senior Credit Facilities, or in the Indenture, in each case as in effect when initially executed;

(c) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired or leased;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Parent or any of its Restricted Subsidiaries in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Parent, that impose restrictions solely on the assets to be sold;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;

(k) customary provisions contained in leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Parent, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Parent, are necessary or advisable to effect such Receivables Facility; provided that such restrictions apply only to the applicable Receivables Subsidiary.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Parent will not permit any Restricted Subsidiary that is not a Guarantor to guarantee the payment of any Indebtedness of the Parent, any Issuer or any Subsidiary Guarantor unless:

(1) within 20 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of any Issuer or any Guarantor:

(a) if the Notes or such Guarantor’s Guarantee is subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes or such Guarantor’s Guarantee is subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee of the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee; and

(2) the Parent shall within 20 days deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. Parent may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 20 day periods described above.

Limitations on Sale and Leaseback Transactions

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided, that the Parent or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the Parent or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to the covenant described above under the caption “—Liens;”

(2) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Parent or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Business Activities

The Parent will not, and will not permit any Restricted Subsidiary to, engage in any business other than Similar Businesses, except as would not be material to the Parent and its Restricted Subsidiaries, taken as a whole.

Payments for Consent

The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports and Other Information

Notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuers to file with the SEC (and make available (without exhibits), without cost, to (i) Holders of the Notes, upon their request, and (ii) the Trustee, within 15 days after it files such reports and information with the SEC, to the extent not publicly available on the SEC’s EDGAR system or the Parent’s or an Issuer’s public website, provided, however, that the Trustee shall have no responsibility whatsoever to determine whether such filing or any other filing described below has occurred) from and after the Issue Date,

(1) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer, for each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and

(3) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 8-K, after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuers shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuers will post such reports on the Parent’s or an Issuer’s public website within 15 days after the time they would have been required to file such information with the SEC, if they were subject to Sections 13 or 15(d) of the Exchange Act.

In the event that (1) the rules and regulations of the SEC (including Rule 3-10 of Regulation S-X) permit the Issuers and the Parent (or any other direct or indirect parent company of Capital LLC), to report at such parent entity’s level on a consolidated basis and (2) either (i) such parent entity of Capital LLC is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly of the Capital Stock of Capital LLC or (ii) such parent entity of Capital LLC provides separate financial information and a Management’s Discussion and Analysis of Financial Condition and Results of Operations for Capital LLC and the Restricted Subsidiaries on the one hand, and for any other material business on the other hand, then the information and reports required by the covenant may be those of such parent company on a consolidated basis, rather than those of the Issuers.

In addition, to the extent not satisfied by the foregoing, the Issuers will agree that, for so long as any Notes are outstanding, they will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Restrictions on Activities of Finance Corp.

Finance Corp. will not hold any material assets, become liable for any material obligations or engage in any significant business activities or operations; provided that Finance Corp. may issue Equity Interests to the Parent, Capital LLC or any of the Restricted Subsidiaries and may be a co-obligor or Guarantor with respect to Indebtedness that is permitted to be incurred under the covenant described in “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” if Capital LLC is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by Capital LLC or one or more Guarantors, and may engage in activities related thereto or necessary in connection therewith. Finance Corp. may not be designated as an Unrestricted Subsidiary.

Events of Default and Remedies

The Indenture provides that each of the following is an “Event of Default” with respect to the Notes:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Parent or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding to comply with any of its other obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Parent or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Parent or any of its Restricted Subsidiaries, other than Indebtedness owed to the Parent or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more;

(5) failure by the Parent or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is not covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Parent, any Issuer or any Significant Subsidiary; or

(7) the Guarantee of the Parent or any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of the Parent or such Subsidiary Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, in each case other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing with respect to the Notes, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes, may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes, to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest with respect to the Notes will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice.

The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder and rescind any acceleration and its consequences with respect to the Notes (except if such recession would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing with respect to the Notes;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount at maturity of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, within ten Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member or stockholder of the Issuers or any Guarantor shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuers and the Guarantors under the Indenture with respect to the Notes will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes issued under the Indenture. The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect the Notes and have the Issuers’ and each Guarantor’s obligation discharged with respect to its related Guarantee (“Legal Defeasance”) and cure all then existing Events of Default with respect to the Notes except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the Indenture with respect to the Notes issued under the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs with respect to the Notes, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Parent or either Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal amount, premium, if any, or interest on the Notes and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to the Notes;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than that resulting from borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(7) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture provides that it will be discharged and will cease to be of further effect as to the Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of such Notes cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) the Issuers have paid or caused to be paid all sums payable by them under the Indenture relating to the Notes; and

(c) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture (with respect to the Notes), any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, other than Notes beneficially owned by any Issuer or its Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes), and any existing Default or compliance with any provision of the Indenture (relating to the Notes) or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by any Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to Notes held by a non-consenting Holder:

(1) reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed final maturity of any Note or alter or waive the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions as it relates to the Notes;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the terms of the Guarantees of the Parent or any Significant Subsidiary in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Indenture) and the Trustee may amend or supplement the Indenture (with respect to the Notes) and any Guarantee or the Notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of any Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Parent, any Issuer or any Subsidiary Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture, or to secure the Obligations thereunder;

(11) to conform the text of the Indenture, the Guarantees or the Notes to any provision of this “Description of Notes”, as described in an Officer’s Certificate; or

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of either Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing law

The Indenture, the Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with the Parent and its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means:

(1) with respect to any Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such Note on such Redemption Date; and

(b) the excess, if any, of (x) the present value at such Redemption Date of (A) the redemption price of such Note at February 15, 2019 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (B) all required interest payments due on such Note through February 15, 2019 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the applicable Treasury Rate as of such Redemption Date plus 50 basis points; over (y) the principal amount of such Notes.

The Parent shall determine the Applicable Premium.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Parent or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of cash, Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn out equipment or other assets, or assets no longer used or useful in the business of the Parent and the Restricted Subsidiaries in the reasonable opinion of the Parent, in each case in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or any lease of advertising space, in each case in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of (1) the Parent or an Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture or (2) any Subsidiary Guarantor to the extent that such disposition is made to a Person who either (A) is an Issuer or a Guarantor or (B) becomes a Subsidiary Guarantor pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets”;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value (as determined in good faith by the Parent) not to exceed $10.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Parent or by the Parent or a Restricted Subsidiary to another Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on assets or dispositions of assets required by law, governmental regulation or any order of any court, administrative agency or regulatory body;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business (other than exclusive, world-wide licenses that are longer than three years);

(l) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) the lapse or abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Parent are not material to the conduct of the business of the Parent and its Restricted Subsidiaries taken as a whole;

(n) the granting of Liens not prohibited by the Indenture;

(p) an issuance of Equity Interests pursuant to benefit plans, employment agreements, equity plans, stock subscription or shareholder agreements, stock ownership plans and other similar plans, polices, contracts or arrangements established in the ordinary course of business or approved by Parent in good faith;

(q) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(r) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(s) any financing transaction (excluding by way of a Sale and Lease-Back Transaction) with respect to property built or acquired by Parent or any of its Restricted Subsidiaries after the Issue Date;

(t) dispositions of limited partnership or equivalent Equity Interests of Capital LLC for consideration at the time of any such disposition at least equal to the fair market value (as determined in good faith by the Parent) of the interests disposed of in connection with “UPREIT” acquisitions that do not constitute a Change of Control; and

(u) dispositions of Investments in joint ventures and, to the extent any joint venture constitutes a Restricted Subsidiary, the property of such joint venture, so long as the aggregate fair market value (determined, with respect to each such disposition, as of the time of such disposition) of all such dispositions does not exceed $10.0 million.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Business Day” means each day which is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) euro, or any national currency of any member state of the European Union; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and dollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA—(or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

(10) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (9) above;

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“CBS Corporation” means CBS Corporation, a Delaware corporation.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Parent and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) the Parent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), other than a Permitted Holder, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Parent (directly or through the acquisition of voting power of Voting Stock of any direct or indirect parent company of the Parent);

(3) during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Parent (together with any new members thereof whose election by such Board of Directors or whose nomination for election by holders of Capital Stock of the Parent was approved by a vote of a majority of the members of such Board of Directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

(4) the approval of any plan or proposal for the winding up or liquidation of the Parent or Capital LLC; or

(5) the Parent ceases to (i) at any time that Capital LLC is a limited liability company or partnership, either be the sole general partner or managing member of, or wholly own and control the sole general partner or managing member of, Capital LLC, in each case to the extent applicable or (ii) beneficially own, directly or indirectly, greater than 50% of the total voting power of the Equity Interests of Capital LLC.

For purposes of this definition, any direct or indirect holding company of the Parent shall not itself be considered a “Person” or “group” for purposes of clause (2) above; provided that no “Person” or “group” beneficially owns, directly or indirectly, 50% or more of the total voting power of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Decline.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (1) the total amount of Indebtedness of the Parent and its Restricted Subsidiaries, excluding Indebtedness in respect of letters of credit and bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), except to the extent of unreimbursed amounts drawn thereunder, and Indebtedness in respect of Hedging Obligations not yet due and owing, plus (2) the greater of the aggregate liquidation value and maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Issuers and the Guarantors and all Preferred Stock of the Restricted Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) imputed interest with respect to Attributable Debt and (f) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (w) additional interest paid in respect of the Notes to the extent that the Issuers are no longer required to pay additional interest in respect thereof, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and such Subsidiaries for such period, whether paid or accrued; plus

(3) whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Parent) on any series of Disqualified Stock or any series of Preferred Stock during such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of:

(1) the Consolidated Indebtedness of the Parent and its Restricted Subsidiaries on such date, to

(2) EBITDA of the Parent and its Restricted Subsidiaries for the most recently ended four full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Parent or any of its Restricted Subsidiaries (i) incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the period for which the Consolidated Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Ratio Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred on the last day of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (as determined in accordance with GAAP), in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01), a company, a segment, an operating division or unit or line of business that the Parent or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP (except as set forth in the last sentence of the following paragraph) assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations and consolidations had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation and consolidation, in each case with respect to a business (as such term is used in Regulation S-X Rule 11-01), a company, a segment, an operating division or unit or line of business that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger and consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Parent as set forth in an Officer’s Certificate, to reflect reasonably identifiable and factually supportable operating expense reductions and other operating improvements or synergies reasonably expected to result from any action taken or expected to be taken within 12 months after the date of any acquisition, amalgamation or merger; provided, that no such amounts shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing EBITDA with respect to such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including expenses relating to (a) severance and relocation costs, (b) any rebranding or corporate name change or (c) uninsured storm or other weather-related damage in excess of $5.0 million for any single weather event) shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Parent, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Parent shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Parent or a Restricted Subsidiary in respect of such period,

(6) the Net Income for such period of any Restricted Subsidiary that is not a Guarantor shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Parent will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Parent or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded, and

(8) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded.

“Consolidated Secured Leverage Ratio”, as of any date of determination, means the ratio of (1) Consolidated Indebtedness of the Parent and its Restricted Subsidiaries that is secured by a Lien as of such date, to (2) EBITDA of the Parent and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statement are available immediately preceding such date, in each case with such pro forma adjustments to Consolidated Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Leverage Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Parent or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities, receivables financing or indentures) providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value (as determined in good faith by the Parent) of non-cash consideration received by the Parent or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee’s termination, death or disability; provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, federal, state, non-U.S. franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(b) Consolidated Interest Expense of such Person for such period; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any fees, expenses or charges related to the IPO, any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including such fees, expenses or charges related to the offering of the Notes and the Senior Credit Facilities and the other Transactions; plus

(e) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions, mergers or consolidations after the Issue Date; plus

(f) any other non-cash charges, including any write offs or write downs and non-cash compensation expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(i) any costs or expense incurred by the Parent or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Parent or net cash proceeds of an issuance of Equity Interest of the Parent (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(j) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Parent in good faith to be reasonably anticipated to be realizable within 12 months of the date of any Investment, acquisition, disposition, merger, consolidation or other action being given pro forma effect (which will be added to EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) all steps have been taken for realizing such cost savings, (y) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Parent) and (z) the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies added back pursuant to this clause (j) in any period of four consecutive fiscal quarters shall not exceed 10% of EBITDA (prior to giving effect to such addbacks);

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net loss or gain resulting in such period from Hedging Obligations and the application of Financial Accounting Codification No. 815-Derivatives and Hedging; plus or minus, as applicable,

(b) any net loss or gain resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public sale of common stock or Preferred Stock of the Parent (excluding Disqualified Stock), other than:

(1) the IPO;

(2) public offerings with respect to any of the Parent’s common stock registered on Form S-4 or Form S-8;

(3) issuances to any Subsidiary of the Parent; and

(4) Refunding Capital Stock.

“euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning set forth under “Events of Default and Remedies.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under the Notes and the Indenture.

“Guarantor” means each Subsidiary Guarantor and the Parent so long as it Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and (iii) liabilities accrued in the ordinary course of business; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances (or reimbursement agreements in respect thereof) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) all Attributable Debt and all Capitalized Lease Obligations;

(3) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on Indebtedness of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(4) to the extent not otherwise included, Indebtedness of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not such Indebtedness is assumed by such first Person; provided, for purposes hereof the amount of such Indebtedness shall be the lesser of the Indebtedness so secured and the fair market value of the assets of the first person securing such Indebtedness;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) deferred or prepaid revenues, or (c) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Parent, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency, and in each such case with a “stable” or better outlook.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, deposits, advances to customers and suppliers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Parent’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Parent) of the net assets of a Subsidiary of the Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Parent’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Parent’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, as determined in good faith by the Parent.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Parent or a Restricted Subsidiary in respect of such Investment.

“IPO” means the underwritten initial public offering of common stock of the Parent pursuant to the registration statement on Form S-11 initially filed by Parent with the SEC on June 27, 2013, as amended from time to time.

“Issue Date” means January 31, 2014.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds and the fair market value of any Cash Equivalents received by the Parent or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by the Parent or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Parent or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor (other than the Issuers).

“Obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum of the Issuers, dated January 16, 2014, relating to the issuance of $400.0 million aggregate principal amount of 5.625% Senior Notes due 2024.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, Assistant Treasurer, the Secretary or the Assistant Secretaries of the Parent or an Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Parent or an Issuer, as the case may be, by an Officer of the Parent or an Issuer, as applicable, who must be the principal executive officer, the principal financial officer, the principal accounting officer or Secretary of the Parent or an Issuer, as applicable, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Parent, an Issuer or the Trustee.

“Parent” has the meaning set forth in the first paragraph under “General”; provided that when used in the context of determining the fair market value of an asset or liability under the Indenture, “Parent” will mean the Board of Directors of the Parent (or a duly appointed committee thereof) when the fair market value is equal to or in excess of $25.0 million.

“Pari Passu Indebtedness” means indebtedness of an Issuer or a Guarantor that ranks equally in right of payment with the Notes or such Guarantor’s Guarantee, as applicable.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Parent or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holder” means (i) CBS Corporation and any of its controlled Affiliates and (ii) Sumner M. Redstone, National Amusements, Inc. or any controlled Affiliate thereof, in each case from the Issue Date until such time as such Person beneficially owns less than 50% of the total voting power of the Voting Stock of the Parent (it being understood that if any such Person subsequently acquires 50% or more of the total voting power of the Voting Stock of the Parent it shall not, at such time, constitute a “Permitted Holder”).

“Permitted Investments” means:

(1) any Investment in the Parent or any of its Restricted Subsidiaries;

(2) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Parent or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence on the Issue Date;

(6) any Investment acquired by the Parent or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b) as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates of the Parent;

(7) Hedging Obligations permitted under clause (9) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Parent; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitation on Restricted Payments”;

(9) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (8), (9) and (11) of such paragraph);

(11) Investments consisting of (x) purchases and acquisitions of inventory, supplies, material, services or equipment, or other similar assets or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business or (y) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12) additional Investments having an aggregate fair market value (as determined in good faith by the Parent), taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $300.0 million and (y) 10.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(13) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any Person that, in the good faith determination of the Parent are necessary or advisable to effect any Receivables Facility or any repurchases in connection therewith;

(14) advances to, or guarantees of Indebtedness of, officers, directors and employees not in excess of $5.0 million outstanding at any one time, in the aggregate;

(15) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Parent;

(16) any Investment by the Parent or any of its Restricted Subsidiaries in an Unrestricted Subsidiary or a joint venture engaged in a Similar Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed the greater of (x) $300.0 million and (y) 10.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(17) any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

(18) endorsements for collection or deposit in the ordinary course of business.

For the avoidance of doubt, an Investment in the form of an acquisition permitted above may be structured as an “UPREIT” acquisition, in which a Restricted Subsidiary would issue limited partnership interests (or other similar Equity Interests), which may then be subsequently repurchased for either common shares of Parent or cash.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2) Liens imposed by law or regulation, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety bonds or bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other covenants, conditions, restrictions and minor defects or irregularities in title (“Other Encumbrances”), in each case which Liens and Other Encumbrances do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (17) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (x) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) extend only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof, and (y) Liens securing Indebtedness permitted to be incurred pursuant to clause (17) extend only to the assets of Non-Guarantor Subsidiaries;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Parent or any of its Restricted Subsidiaries;

(9) Liens on property at the time the Parent or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Parent or any of its Restricted Subsidiaries;

provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Parent or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Parent or any Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) (a) leases, subleases, licenses or sublicenses (including of real property and intellectual property) granted to others in the ordinary course of business and, (b) with respect to any leasehold interest held by Parent or any of its Subsidiaries, the terms of the leases granting such leasehold interest and the rights of lessors thereunder, in the case of each of (a) and (b) which do not materially interfere with the ordinary conduct of the business of the Parent or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into by the Parent and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of any Issuer or any Guarantor;

(16) Liens on equipment of the Parent or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and this (18); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and this (18) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing Obligations which do not exceed $100.0 million in aggregate principal amount at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions arising as a matter of law or pursuant to customary depositary terms encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) banker’s liens, Liens that are statutory, common law or contractual rights of set-off and other similar Liens, in each case (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness of such Non-Guarantor Subsidiary;

(28) Liens on the Equity Interests of Unrestricted Subsidiaries that secure Indebtedness of such Unrestricted Subsidiaries;

(29) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(31) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(32) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business; and

(33) Liens solely on any cash earnest money deposits made by the Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Property” means any real property (and all fixtures, improvements, appurtenances and related assets thereof and therein) owned by the Parent or any of its Restricted Subsidiaries or in which the Parent or any of its Restricted Subsidiaries holds a leasehold interest.

“Purging Distributions” means dividends and distributions after Parent ceases to be consolidated with CBS Corporation for U.S. federal income tax purposes, whether in cash or kind, in the amount required (as determined in good faith by Parent) to effect the distribution of Parent’s earnings and profits required by Section 857(a)(2)(B) of the Internal Revenue Code of 1986, as amended, in connection with or in anticipation of the REIT Election (including, for the avoidance of doubt, any earnings and profits allocated to Parent in connection with the Separation), and any subsequent “true-up” payments to correct for recalculations of the appropriate amount.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent which shall be substituted for Moody’s or S&P or both, as the case may be.

“Rating Category” means (a) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody’s used by another Rating Agency selected by the Issuers. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories ((i) + and — for S&P; (ii) 1, 2 and 3 for Moody’s; and (iii) the equivalent gradations for another Rating Agency selected by the Issuers) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or of the intention by the Issuers to effect a Change of Control.

“Rating Decline” with respect to the Notes shall be deemed to occur if, within 90 days after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies with respect to a Rating Category), the rating of the Notes by each Rating Agency shall be decreased by one or more gradations to or within a Rating Category (including gradations within Rating Categories as well as between Rating Categories) as compared to the rating of the Notes on the Rating Date.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Parent or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Parent or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“REIT Election” means Parent’s election to be, and qualification to be taxed as, a real estate investment trust for U.S. federal income tax purposes.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Parent or a Restricted Subsidiary in exchange for assets transferred by the Parent or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of the Parent (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” For the avoidance of doubt, each of the Issuers shall constitute a Restricted Subsidiary under the Indenture, and neither Issuer may be designated as an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any direct or indirect arrangement providing for the leasing by the Parent or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred for value by the Parent or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries secured by a Lien. For the avoidance of doubt, Attributable Debt will be considered to be secured by the asset that is the subject of the Sale and Leaseback Transaction.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the credit facility under the credit agreement, dated as of January 31, 2014, by and among the Issuers, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Separation” means the disposition of all of the Capital Stock of Parent beneficially owned by CBS Corporation as described in the Offering Memorandum under the caption “The Separation.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Parent and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Subordinated Indebtedness” means:

(1) any Indebtedness of an Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of a Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“Total Assets” means total assets of the Parent and its Restricted Subsidiaries on a consolidated basis, shown on the most recent balance sheet of the Parent and its Restricted Subsidiaries as may be expressly stated without giving effect to any amortization of the amount of intangible assets since the Issue Date, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Leverage Ratio.”

“Transactions” means (a)(i) the issuance and sale of the Notes pursuant to the Offering Memorandum, (ii) the entering into of the Senior Credit Facilities and (iii) the borrowing of the term loan thereunder, (b) the consummation of the IPO, (c) the use, in one or more payments (which may take the form of Restricted Payments), of a portion of the aggregate proceeds from the foregoing by Parent, together with the issuance of Equity Interests of Parent, to acquire from CBS Corporation the entities comprising CBS Corporation’s Outdoor Americas operating segment, such that such entities were consolidated under Parent as of the Issue Date, and (d) the Separation, in each case as described in the Offering Memorandum. For the avoidance of doubt, the Transactions shall not include the Purging Distributions.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 15, 2019; provided, however, that if the period from the Redemption Date to February 15, 2019 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Parent which at the time of determination is an Unrestricted Subsidiary (as designated by the Parent, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Parent may designate any Subsidiary of the Parent (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding each Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Parent or any Subsidiary of the Parent (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(2) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Parent or any Restricted Subsidiary except for Liens described in clause (28) of the definition of “Permitted Liens”.

The Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Parent could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Consolidated Leverage Ratio for the Parent and its Restricted Subsidiaries would be less than or equal to such ratio immediately prior to such designation,

in each case on a pro forma basis taking into account such designation.

Any such designation by the Parent shall be notified by the Parent to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Parent or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or other governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

The original notes were sold to qualified institutional buyers in reliance on Rule 144A (the “Rule 144A Notes”), and in offshore transactions in reliance on Regulation S (the “Regulation S Notes”). The original notes were issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Rule 144A Notes are currently represented by one or more global notes in registered form without interest coupons (collectively, the “Rule 144A Global Notes”), and the Regulation S Notes are currently represented by one or more global notes in registered form without interest coupons (collectively, the “Regulation S Global Notes”). The Rule 144A Global Notes and the Regulation S Global Notes are collectively referred to herein as the “Global Notes”. The Global Notes were deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges Between Regulation S Notes and Rule 144A Notes”.

The exchange notes issued in exchange for the original notes will be represented by one or more fully registered global notes, without interest coupons and will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of exchange notes in certificated form.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Neither the Company nor the Trustee takes any responsibility for these operations and procedures and investors are urged to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.

The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the global notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the global notes; and

(2) ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a global note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the global notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the Trustee will treat the Persons in whose names the exchange notes, including the global notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes.

Consequently, neither the Company nor the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records, or any Participant’s or Indirect Participant’s records, relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the exchange notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the global notes for legended exchange notes in certificated form and to distribute such exchange notes to its Participants.

Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for certificated notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes, and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated notes; or

(3) there has occurred and is continuing a Default with respect to the exchange notes.

In addition, beneficial interests in a Global Note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Exchanges Between Regulation S Notes and Rule 144A Notes

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available).

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

The Company will make payments in respect of the exchange notes represented by the global notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The exchange notes represented by the global notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On March 30, 2015, we issued $100,000,000 aggregate principal amount of the original notes in a transaction exempt from registration under the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred in the United States, unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to registration rights agreement entered into with the initial purchasers of the original notes, we and the Guarantors agreed, for the benefit of holders of the original notes, to use commercially reasonable efforts to file with the SEC one or more exchange offer registration statements (each, an “Exchange Offer Registration Statement”) on the appropriate form under the Securities Act with respect to exchange notes on substantially the same terms as the original notes other than the fact that the offering of such notes has been registered under the Securities Act. Upon the effectiveness of an Exchange Offer Registration Statement, we will offer to the holders of the original notes pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their original notes for exchange notes. Any such exchange offer is required to remain open for at least 20 business days.

If:

(1)	due to any change in law or applicable SEC interpretation, the Issuers and the Guarantors are not permitted to consummate the exchange offer;

(2)	the exchange offer is not consummated within 30 business days of the date of commencement of the exchange offer (the “Exchange Offer Completion Deadline”); or

(3)	in certain circumstances, the initial purchasers or any holder of the notes so request;

the Issuers and the Guarantors shall as promptly as reasonably practicable file with the SEC and shall use their commercially reasonable efforts to cause to be declared effective within 180 days after the events enumerated in (1) through (3) above, as applicable (the “Shelf Effectiveness Deadline”) a shelf registration statement to cover resales of the notes by the holders thereof who satisfy certain conditions.

Furthermore, the registration rights agreement with respect to the original notes provide, with respect to each issuance of original notes, that:

(1)	the Issuers and the Guarantors will use their commercially reasonable efforts to cause each Exchange Offer Registration Statement to become effective no later than 365 days after the closing of the original offering of such original notes (the “Exchange Offer Effectiveness Deadline”);

(2)	the Issuers and the Guarantors will use their commercially reasonable efforts to complete the Exchange Offer no later than the Exchange Offer Completion Deadline; and

(3)	if obligated to file the shelf registration statement, the Issuers and the Guarantors will use their commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC by the Shelf Effectiveness Deadline.

If:

(1)	any registration statement required by the registration rights agreement is not declared effective by the SEC on or prior to, in the case of any required Exchange Offer Registration Statement, the Exchange Offer Effectiveness Deadline, and in the case of any required shelf registration statement, the Shelf Effectiveness Deadline; or

(2)	any Exchange Offer required by the Registration Rights Agreement is not completed prior to the Exchange Offer Completion Deadline; or

(3)

any registration statement required by the registration rights agreement has been declared effective but ceases to be effective at any time at which it is required to be effective under the registration rights agreement without being succeeded within one business day by a post-effective amendment to such registration statement that cures such failure and that is itself declared effective on the same business day of its filing (each such event referred to in clauses (1) through (3) above, a “Registration Default”), then the Issuers and the Guarantors will pay Additional Interest (as set forth below) to each holder of “Registrable Securities” (as defined in the registration rights agreement), with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum on the principal amount of such Registrable Securities held by such holder.

The amount of the Additional Interest will increase by an additional 0.25% per annum on the principal amount of such Registrable Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of 1.00% per annum.

For each original note tendered to us pursuant to the exchange offer, we will issue to the holder of such original note an exchange note having a principal amount equal to that of the surrendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor, or, if no interest has been paid on such original note, from the date of its original issue.

Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers, or Participating Broker-Dealers, receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the original notes) with the prospectus contained in the exchange offer registration statement.

Under the registration rights agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes for 120 days following the effective date of such registration statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

A holder of original notes (other than certain specified holders) who wishes to exchange such original notes for exchange notes in the exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires on the expiration date. The expiration date is 9:00 a.m., New York City time, on December 31, 2015, unless we, in our sole discretion, extend the period during which the exchange offer is open, in which event the expiration date is the latest time and date on which the exchange offer, as so extended by us, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to Deutsche Bank Trust Company Americas, as the exchange agent, and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the exchange offer, all original notes previously tendered pursuant to the exchange offer and not validly withdrawn will remain subject to the exchange offer.

The exchange date will occur promptly after the expiration date. We expressly reserve the right to:

•	terminate the exchange offer and not accept for exchange any original notes for any reason, including if any of the events set forth below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner, whether before or after any tender of the original notes.

If any such termination or amendment occurs, we will notify the exchange agent in writing and either will issue a press release or will give written notice to the holders of the original notes as promptly as practicable. Unless we terminate the exchange offer prior to 9:00 a.m., New York City time, on the expiration date, we will exchange the exchange notes for the original notes on the exchange date.

If we waive any material condition to the exchange offer, or amend the exchange offer in any material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of original notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the exchange offer will be extended until the expiration of such five business day period.

This prospectus and the related letter of transmittal and other relevant materials will be sent by us to record holders of original notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange, in denominations of $2,000 and multiples of $1,000 in excess thereof, exchange notes for like amounts of original notes. We will accept for exchange any and all original notes that are validly tendered on or before 9:00 a.m., New York City time, on the expiration date. Tenders of the original notes may be withdrawn at any time before 9:00 a.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under “—Conditions of the Exchange Offer.” Original notes may be tendered only in denominations of $2,000 and multiplies of $1,000 in excess thereof. Holders of original notes may tender less than the aggregate principal amount represented by their original notes if they appropriately indicate this fact pursuant to the procedures for book-entry transfer described below.

As of the date of this prospectus, $100 million in aggregate principal amount of the original notes are outstanding. Solely for reasons of administration, we have fixed the close of business on December 2, 2015 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a holder of the original notes, or the holder’s legal representative or attorney-in-fact, whose ownership is reflected in the records of Deutsche Bank Trust Company Americas, as registrar, or whose original notes are held of record by the depositary, may participate in the exchange offer. There will be no fixed record date for determining the eligible holders of the original notes who are entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no holder of notes is our “affiliate,” as defined in Rule 405 under the Securities Act.

We will be deemed to have accepted validly tendered original notes when, as and if we give written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes and for purposes of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted original notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

Holders of original notes do not have appraisal or dissenters’ rights under applicable law or the indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act, including Rule 14e-1.

Holders who tender their original notes in the exchange offer will not be required to pay brokerage commissions or fees or, provided that the instructions in the letter of transmittal are followed, transfer taxes with respect to the exchange of original notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See “—Solicitation of Tenders; Expenses” for more information about the costs of the exchange offer.

We do not make any recommendation to holders of original notes as to whether to tender any of their original notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of original notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of original notes to tender, after reading carefully this prospectus (including the documents incorporated by reference in this prospectus) and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

How to Tender

The tender to us of original notes by you pursuant to one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

General Procedures. A holder of an original note may tender the same by properly completing a timely confirmation of a book-entry transfer, which we refer to herein as a Book-Entry Confirmation, pursuant to the procedure described below, to the exchange agent on or prior to the expiration date.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact such holder promptly and instruct such holder to tender original notes on such beneficial owner’s behalf. If such beneficial owner wishes to tender such original notes himself, such beneficial owner must either make appropriate arrangements to register ownership of the original notes in such beneficial owner’s name. The transfer of record ownership may take considerable time.

Book-Entry Transfer. The exchange agent will make a request to establish an account with respect to the original notes at DTC, for purposes of the exchange offer within two business days after receipt of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. By tendering original notes through DTC, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it. The tender of original notes by you pursuant to the procedures set forth in this prospectus will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of original notes and all other documents is at your election and risk. If sent by mail, we recommend that you use registered mail, return receipt requested, obtain proper insurance, and complete the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

A tender will be deemed to have been received as of the date when the tendering holder’s timely Book-Entry Confirmation is received by the exchange agent.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of original notes will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of us, the exchange agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions thereto) will be final and binding.

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering original notes for exchange, whom we refer to herein as the Transferor, exchanges, assigns and transfers the original notes to us and irrevocably constitutes and appoints the exchange agent as the Transferor’s agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the original notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The Transferor further agrees that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

Withdrawal Rights

Original notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth in “The Exchange Offer—Exchange Agent”. Any such notice of withdrawal must specify the person named as having tendered the original notes to be withdrawn, the principal amount of original notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such original notes exchanged, and the name of the registered holder of such original notes, and must be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes being withdrawn. The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and our determination will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered original notes when, as and if we have given written notice thereof to the exchange agent.

The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes. Original notes not accepted for exchange by us will be returned without expense to the tendering holders (or in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above, such non-exchanged original notes will be credited to an account maintained with DTC) promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is so terminated.

Conditions to the Exchange Offer

We are not required to accept or exchange, or to issue exchange notes in exchange for, any outstanding original notes. We may terminate or extend the exchange offer by written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation, if:

•	any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939;

•	all governmental approvals that we deem necessary for the consummation of the exchange have not been obtained;

•	there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus; or

•	a material adverse change shall have occurred in our business, condition, operations or prospects.

The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth below. Delivery to an address other than the one set forth herein, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

DEUTSCHE BANK TRUST COMPANY AMERICAS

Email:

DB.Reorg@db.com

Confirm by telephone:

+1 (877) 843 9767

By Mail, Hand or Courier:

Deutsche Bank Trust Company Americas, as Exchange Agent

DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

United States of America

Attn: Reorg. Department

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the exchange offer. If given or made, you must not rely on such information or representations as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein.

The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, at our discretion, we may take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of original notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Appraisal Rights

You will not have appraisal rights in connection with the exchange offer.

Federal Income Tax Consequences

We believe that the exchange of original notes for exchange notes should not be a taxable exchange for U.S. federal income tax purposes, and that holders should not recognize any taxable gain or loss or any interest income as a result of such exchange. See “United States Federal Income Tax Consequences.”

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the original notes. Accordingly, we will recognize no gain or loss for accounting purposes in connection with the exchange offer. The expense of the exchange offer will be expensed over the term of the exchange notes.

Other

Participation in the exchange offer is voluntary and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant contained in the terms of the original notes and the registration rights agreement. Holders of the original notes who do not tender their original notes in the exchange offer will continue to hold such original notes and will be entitled to all the rights and limitations applicable thereto under the indenture and the registration rights agreement, except for any terms of such documents which, by their terms, terminate or cease to have further effect as a result of the making of this exchange offer. See “Description of the Exchange Notes.” All untendered original notes will continue to be subject to the restriction on transfer set forth in the indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes not tendered and accepted in the exchange offer could be adversely affected. See “Risk Factors—Risks Related to the Exchange Offer—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.”

We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer.

DESCRIPTION OF OTHER INDEBTEDNESS

We summarize below the principal terms of our Senior Credit Facilities and original notes. This summary is not a complete description of all of the terms of the relevant agreements.

Senior Credit Facilities

Term Loan

On January 31, 2014, the Borrowers borrowed $800.0 million under the Term Loan, which matures in 2021, pursuant to the Credit Agreement. The Term Loan is unconditionally guaranteed by us and our material existing and future direct and indirect wholly owned domestic subsidiaries (except the Borrowers), subject to certain exceptions. The Term Loan is secured, subject to certain exceptions, by substantially all of the assets of the Borrowers and the guarantors, including a first-priority pledge of all the capital stock of our subsidiaries directly held by the Borrowers and the guarantors under the Term Loan (which pledge, in the case of the capital stock of any foreign subsidiary, will be limited to 66% of the voting capital stock and 100% of the non-voting stock of such first-tier foreign subsidiary). The Credit Agreement contains certain customary affirmative and negative covenants.

The Term Loan bears interest at a rate per annum equal to 2.25% plus the greater of LIBOR or 0.75%. The interest rate on the Term Loan was 3.0% per annum as of September 30, 2015. Interest on the term loan is payable at the end of each LIBOR period, but in no event less frequently than quarterly. The Term Loan was issued at a discount which we are amortizing through Interest expense on the Consolidated Statement of Operations over the life of the Term Loan. As of September 30, 2015, $1.5 million remains unamortized.

The Credit Agreement contains certain customary affirmative and negative covenants. The Borrowers are permitted to prepay amounts outstanding under the Term Loan at any time. Subject to certain exceptions, the Term Loan requires the Borrowers to prepay certain amounts outstanding thereunder with the net cash proceeds of certain asset sales, certain casualty events and certain issuances of debt.

Revolving Credit Facility

On January 31, 2014, the Borrowers also entered into a $425.0 million Revolving Credit Facility, which matures in 2019, pursuant to the Credit Agreement. The Revolving Credit Facility is unconditionally guaranteed by us and our material existing and future direct and indirect wholly owned domestic subsidiaries (except the Borrowers), subject to certain exceptions. The Revolving Credit Facility is secured, subject to certain exceptions, by substantially all of the assets of the Borrowers and the guarantors, including a first-priority pledge of all the capital stock of our subsidiaries directly held by the Borrowers and the guarantors under the Revolving Credit Facility (which pledge, in the case of the capital stock of any foreign subsidiary, will be limited to 66% of the voting capital stock and 100% of the non-voting stock of such first-tier foreign subsidiary.

Borrowing rates under the Revolving Credit Facility are based on the London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 2.25% to 1.00% based on the type of borrowings and our Consolidated Net Secured Leverage Ratio, which is the ratio of (i) our consolidated secured debt (less up to $150.0 million of unrestricted cash) to (ii) our Consolidated EBITDA (as defined in the Credit Agreement) for the trailing four consecutive quarters. Interest on the Revolving Credit Facility is payable at the end of each LIBOR period, but in no event less frequently than quarterly. We are required to pay a quarterly commitment fee under the Revolving Credit Facility equal to 0.50% of the average amount of unused commitments during the applicable quarter (subject to a step-down to 0.375% per annum of the average amount of unused commitments during the applicable quarter upon achievement of a Net Secured Leverage Ratio not to exceed a certain level), as well as quarterly letter of credit fees equal to the product of (A) the applicable margin with respect to eurodollar borrowings and (B) the average amount drawn under outstanding letters of credit during such quarter.

The terms of the Credit Agreement require that, as long as any commitments remain outstanding under the Revolving Credit Facility, we maintain a Consolidated Net Secured Leverage Ratio of no greater than 4.0 to 1.0. As of September 30, 2015, our Consolidated Net Secured Leverage Ratio was 1.5 to 1.0. The Credit Agreement also requires that, in connection with the incurrence of certain indebtedness, we maintain a Consolidated Total Leverage Ratio, which is the ratio of our consolidated total debt to our Consolidated EBITDA for the trailing four consecutive quarters, of no greater than 6.0 to 1.0. As of September 30, 2015, our Consolidated Total Leverage Ratio was 5.1 to 1.0. As of September 30, 2015, we are in compliance with our debt covenants.

The Credit Agreement contains certain customary affirmative and negative covenants. The Borrowers are permitted to prepay amounts outstanding under the Revolving Credit Facility at any time.

Letter of Credit Facility

On January 31, 2014, the Borrowers entered into a letter of credit facility, pursuant to which we may obtain letters of credit from time to time in an aggregate outstanding face amount of up to $80.0 million. After the first year, the letter of credit facility will automatically extend for successive one-year periods unless either the Borrowers or the issuing bank under it elect not to extend it. The letter of credit facility is unconditionally guaranteed by us and our material existing and future direct and indirect wholly owned domestic subsidiaries (except the Borrowers), subject to certain exceptions, and is secured on an equal and ratable basis by the same collateral that secures the Senior Credit Facilities. The fee under the letter of credit facility in the nine months ended September 30, 2015, was immaterial.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain United States federal income tax consequences of an exchange of unregistered original notes for registered exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating to the exchange offer or the exchange notes. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and pronouncements of the IRS, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations, and any such change or differing interpretations could affect the accuracy of the statements and conclusions set forth herein. This summary is for general information only and does not purport to address all aspects of United States federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the United States federal income tax laws, including, for example, holders having a “functional currency” other than the United States dollar, persons subject to special rules applicable to former citizens and residents of the United States, banks or other financial institutions, persons subject to the alternative minimum tax, grantor trusts, entities or arrangements treated as partnerships for United States federal income tax purposes (or investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding notes in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, and corporations treated as “personal holding companies,” “controlled foreign corporations,” or “passive foreign investment companies.” In addition, this summary is limited to persons that hold the original notes and that will hold the exchange notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address United States federal tax laws other than those pertaining to the federal income tax (such as the gift tax, the estate tax and the Medicare tax) or the effect of any applicable state, local or foreign tax laws. You are urged to consult your own tax advisor regarding the United States federal, state, local and foreign tax consequences of exchanging the original notes for exchange notes and of holding and disposing of the exchange notes given your particular situation.

The exchange of an original note for an exchange note pursuant to the exchange offer will not constitute a taxable exchange for United States federal income tax purposes. Rather, the exchange note you receive will be treated for United States federal income tax purposes as a continuation of your investment in the corresponding original note surrendered in the exchange. Consequently, you will not recognize any taxable income, gain or loss upon the receipt of an exchange note pursuant to the exchange offer, your holding period for an exchange note will include your holding period of the original note exchanged therefor, and your tax basis in an exchange note will be the same as your adjusted tax basis in the original note immediately before such exchange. The United States federal income tax consequences of holding and disposing of an exchange note received pursuant to the exchange offer generally will be the same as the United States federal income tax consequences of holding and disposing of an original note.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where such securities were acquired as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the new securities may be required to deliver a prospectus. To the extent any such broker-dealer participates in the exchange offer, we have agreed that, for a period of 120 days after the date of this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We will not receive any proceeds from any sale of new securities by broker-dealers. New securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. We intend to conduct our business in a manner such that we are not treated as an “investment company” under the Investment Company Act of 1940, as amended. In addition, we intend to conduct our business in a manner that is consistent with maintaining our qualification to be taxed as a REIT. These policies may be amended or revised from time to time at the discretion of our board of directors without a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

Our investment objective is to maximize income. We intend to achieve this objective by developing our existing advertising structures and sites, including through the digital modernization of such advertising structures and sites, and by acquiring new advertising structures and sites. We currently intend to invest in advertising structures and sites located primarily in major metropolitan areas. Future development or investment activities will not be limited to any specific percentage of our assets or to any geographic area or type of advertising structure or site. While we may diversify in terms of location, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. In addition, we may purchase or lease properties for long-term investment, improve the properties we presently own or other acquired properties, or lease such properties, in whole or in part, when circumstances warrant.

We may also enter into multiyear contracts with municipalities and transit operators for the exclusive right to display advertising copy on the interior and exterior of rail and subway cars, buses, benches, trams, trains, transit shelters, street kiosks and transit platforms. In addition, we may participate with third parties in property ownership through joint ventures or other types of co-ownership. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Investments in acquired advertising structures and sites may be subject to existing mortgage financing and other indebtedness or to new indebtedness that may be incurred in connection with acquiring or refinancing these properties. We do not currently have any restrictions on the number or amount of mortgages that may be placed on any one advertising site or structure. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our common stock.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

We may in the future invest in securities of other issuers, including REITs and entities engaged in real estate activities and including for the purpose of exercising control over such entities, although we have not done so during the past three years. Such future investment activities will not be limited to any specific percentage of our assets or to any specific type(s) of securities. However, because we must comply with various requirements under the Code in order to maintain our qualification to be taxed as a REIT, including restrictions on the types of assets we may hold, the sources of our income and accumulation of earnings and profits, our ability to engage in certain acquisitions, such as acquisitions of C corporations, may be limited.

Investments in Other Securities

We may in the future invest in additional securities such as bonds, preferred stock and common stock. We have no present intention to make any such investments, except for investments in cash equivalents in the ordinary course of business. Future investment activities in additional securities will not be limited to any specific percentage of our assets or to any specific type of securities or industry group.

Dispositions

From time to time in the ordinary course of business, we have both acquired and disposed of advertising structures and sites in order to optimize our portfolio, and we intend to continue to do so in the future.

Investments in Real Estate Mortgages

We have not invested in, nor do we have any present intention to invest in, real estate mortgages, although we are not prohibited from doing so.

Financing and Leverage Policy

We may, when appropriate, to employ leverage and to use debt as a means to provide additional funds to distribute to stockholders, to acquire assets, to refinance existing debt or for corporate purposes. We have not borrowed any money from third parties during the past three years, except the Formation Borrowings, the Acquisition Borrowings and the issuance of the original notes. Our charter and bylaws will not limit the amount or percentage of indebtedness that we may incur, nor have we adopted any policies addressing this. Our existing debt agreements contain, and our future debt agreements may contain, covenants that place restrictions on us and our subsidiaries. These covenants may restrict, among other things, our and our subsidiaries’ ability to:

•	incur additional indebtedness, guarantee indebtedness or issue disqualified stock;

•	pay dividends on, repurchase or make distributions in respect of our or certain of our subsidiaries’ capital stock or make other restricted payments;

•	make certain investments;

•	sell, transfer or otherwise convey certain assets;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into agreements restricting certain subsidiaries’ ability to pay dividends or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our or our subsidiaries’ assets;

•	enter into transactions with affiliates;

•	prepay certain kinds of indebtedness; and

•	issue or sell stock of our subsidiaries.

See “Risk Factors—Risks Related to the Exchange Notes—The terms of the Credit Agreement and the indenture governing the exchange notes restrict our current and future operations, particularly our ability to incur debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations.” Our board of directors may limit our debt incurrence to be more restrictive than our debt covenants allow and from time to time may modify these restrictions in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. If these restrictions are relaxed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements.

Lending Policies

We do not intend to engage in significant lending activities, although we do not have a policy limiting our ability to make loans to third parties. We may consider offering purchase money financing in connection with the sale of properties. Other than loans to joint ventures in which we participate, loans to joint venture partners, and loans to our employees, subject to applicable laws, which we have made, and may continue to make, we have not made any loans to third parties in the past three years.

Policies With Respect to Other Activities

In the future, we may issue debt securities, including senior securities, offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise reacquire our common stock or other securities in the open market or otherwise. Except in connection with our initial public offering, the CBS Exchange Offer, the Formation Borrowings, the Acquisition Borrowings, the issuance of the original notes and equity private placements in connection with a license and development agreement and except in connection with the E&P Purge, in the past three years, we have not issued debt securities, common stock, preferred stock, options to purchase stock or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of doing so. Our board of directors has the authority, without further stockholder approval, to amend our charter to increase the number of authorized shares of our common stock or preferred stock and to authorize us to issue additional shares of common stock or preferred stock, in one or more series, including senior securities, in any manner, and on the terms and for the consideration it deems appropriate, subject to applicable laws and regulations. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so

Conflict of Interest Policies

Policies Applicable to All Directors and Officers.

Our board of directors has established a code of conduct and ethics that is designed to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between our employees, officers and directors and us. However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts.

Interested Director and Officer Transactions

Pursuant to the Maryland General Corporation Law, a contract or other transaction between us and any of our directors or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting of the board of directors or committee of the board of directors at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof; provided that:

•	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us.

Reporting Policies

We intend to make available to our stockholders our Annual Reports on Form 10-K, including our audited financial statements, when due. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and other periodic reports, current reports, proxy statements and other information, including audited financial statements, with the SEC.

LEGAL MATTERS

The validity of the exchange notes and guarantees offered hereby will be passed upon for us by Jones Day and Venable LLP (with respect to Maryland law matters).

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of OUTFRONT Media Inc. as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, and the audited historical financial statements of the Outdoor Advertising business of Van Wagner Communications, LLC as of and for the year ended December 31, 2013, included as Exhibit 99.2 to OUTFRONT Media Inc.’s Current Report on Form 8-K dated November 18, 2015, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. The SEC also maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is http://www.sec.gov. We also make available on or through our website, www.outfrontmedia.com, without charge, copies of our SEC filings as soon as reasonably practicable after we electronically file them with the SEC. The reference to our website address is a textual reference only, meaning that is does not constitute incorporation by reference of the information contained on the website, including reports and documents filed by us, and should not be considered part of this prospectus.

This prospectus contains summaries of certain of our agreements. The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Additional copies of this prospectus or the agreements summarized in this prospectus may be obtained, without charge, by writing to us at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, NY 10174, Attention: General Counsel, or by calling 212-297-6400.

INCORPORATION BY REFERENCE

We hereby incorporate by reference into this prospectus the following documents or information filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 6, 2015;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 7, 2015, June 30, 2015, filed with the SEC on August 12, 2015, and September 30, 2015, filed with the SEC on November 5, 2015; and

•	Our Current Reports on Form 8-K, filed with the SEC on February 26, 2015, March 25, 2015, March 30, 2015, April 30, 2015, June 11, 2015, July 23, 2015, July 30, 2015, October 28, 2015, November 2, 2015 and November 18, 2015.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the securities described in this prospectus will also be incorporated by reference in this prospectus from the date of filing of such documents. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You can request copies of such documents by writing to us at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174, Attention: General Counsel, or by calling us at (212) 297-6400.

Notwithstanding the preceding, unless specifically stated to the contrary, we are not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC under its rules and regulations, including, but not limited to, information furnished pursuant to Items 2.02 or 7.01 of Form 8-K, and any related exhibits. The information contained in each of the documents incorporated by reference speaks only as of the date of such document. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein, or contained in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement herein or in any subsequently filed document or report that also is incorporated by reference or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Outfront Media Capital LLC

and

Outfront Media Capital Corporation,

wholly owned subsidiaries of

OUTFRONT Media Inc.

OFFER TO EXCHANGE

Up to $100,000,000 aggregate principal amount of 5.625% Senior Notes due 2024 for any and all outstanding 5.625% Senior Notes due 2024

PROSPECTUS

December 2, 2015